AGREEMENT AND PLAN OF MERGER

                                 by and between

                           BANKATLANTIC BANCORP, INC.,

                              CSB MERGER SUB, INC.

                                       and

                       COMMUNITY SAVINGS BANKSHARES, INC.













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                                TABLE OF CONTENTS


     ARTICLE I
     THE MERGER............................................................. 1
         1.1      Merger.................................................... 1
         1.2      Consummation of the Merger; Effective Time................ 1
         1.3      Effect of the Merger...................................... 2
         1.4      Certificate of Incorporation and By-laws.................. 2
         1.5      Board of Directors........................................ 2
         1.6      Officers.................................................. 2
         1.7      The Bank Merger........................................... 2
         1.8      Prior Approvals........................................... 3

     ARTICLE II
     CONVERSION OF SHARES; PURCHASE PRICE................................... 3
         2.1      Purchase Price............................................ 3
         2.3      Effect of Conversion of Shares and Options................ 3
         2.4      Procedures for Exchange of Community Bankshares
                  Common Stock and Options.................................. 4
         2.5      Dissenters' Rights........................................ 5
         2.6      Conversion of Merger Sub Common Stock..................... 6

     ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF BBC.................................. 6
         3.1      Organization and Good Standing............................ 6
         3.2      Authorization and No Violation............................ 6
         3.3      Governmental Consents..................................... 7
         3.4      BBC SEC Reports........................................... 7
         3.5      BBC Financial Statements.................................. 7
         3.6      Information in Proxy Statement............................ 7
         3.7      Merger Sub................................................ 8
         3.8      Ability to Pay Merger Consideration....................... 8
         3.9      Absence of Certain Changes or Events...................... 8
         3.10     Legal Proceedings......................................... 8
         3.11     Full Disclosure........................................... 8

     ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF COMMUNITY BANKSHARES................. 8
         4.1      Organization, Good Standing............................... 8
         4.2      Capital Stock............................................. 9
         4.3      Authorization; No Violation...............................10
         4.4      Subsidiaries..............................................10
         4.5      Broker's and Finder's Fees................................11
         4.6      Governmental Consents.....................................11
         4.7      Reports...................................................11
         4.8      Taxes.....................................................12
         4.9      Material Contracts........................................14
         4.10     Real Properties...........................................15
         4.11     Real Property Leases......................................15
         4.12     Personal Property.........................................16
         4.13     Investigations, Litigation................................16
         4.14     Insurance.................................................17
         4.15     Compliance with Laws, Regulations.........................17
         4.16     Employee Benefit Plans....................................18
         4.17     Labor Matters.............................................20
         4.18     Environmental Liability...................................21
         4.19     Deposit Accounts..........................................22
         4.20     Loans.....................................................23
         4.21     Derivatives Contracts.....................................24
         4.22     Absence of Certain Changes................................24
         4.23     Investment Portfolio......................................25
         4.24     Related Party Transactions................................25
         4.25     Fiduciary Activities......................................25
         4.26     Intangible Property.......................................25
         4.27     Absence of Regulatory Actions.............................26
         4.28     Customer Lists and Information............................26
         4.29     FDIC Status; Liquidation Account..........................26
         4.30     Community Reinvestment Act Compliance.....................27
         4.31     Information in Proxy Statement............................27
         4.32     State Takeover Laws; Certificate of Incorporation.........27
         4.33     Opinion of Financial Advisor..............................27
         4.34     Full Disclosure...........................................27

     ARTICLE V
     CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME........................28
         5.1      Ordinary Course, Insurance, Preservation of Business......28
         5.2      Prohibited Action Without Approval........................29
         5.3      Notice....................................................31
         5.4      Liabilities...............................................31
         5.5      Goodwill..................................................32
         5.6      Operating Expenses........................................32
         5.7      Transaction Costs.........................................32

     ARTICLE VI
     ADDITIONAL COVENANTS OF COMMUNITY BANKSHARES...........................32
         6.1      Access to Information.....................................32
         6.2      Confidential Treatment of Information.....................33
         6.3      Management Reports and Risk Management....................33
         6.4      Fiserv and Other Vendor Agreements........................33
         6.5      Loan Loss Allowance.......................................34
         6.6      Acquisition Proposals.....................................34
         6.7      Approval by Community Bankshares? Shareholders; Proxy
                   Statement................................................35
         6.8      Consents and Approvals by Third Parties...................36

     ARTICLE VII
     ADDITIONAL COVENANTS OF BBC AND COMMUNITY BANKSHARES...................36
         7.1      Regulatory Approvals......................................36
         7.2      SEC Filings and Offering Materials........................37
         7.3      Publicity and Reports.....................................37
         7.4      Employees and Employee Benefit Plans......................37
         7.5      Indemnification...........................................40
         7.6      Further Assurances........................................41
         7.7      Tax Treatment.............................................42

     ARTICLE VIII
     CONDITIONS PRECEDENT TO OBLIGATIONS OF BBC.............................42
         8.1      Status as of Effective Time...............................42
         8.2      Required Action...........................................43
         8.3      Consents, Waivers.........................................43
         8.4      Regulatory Approval.......................................43
         8.5      No Action to Prevent Consummation.........................43
         8.6      No Action to Prevent or Restrict Merger...................43
         8.7      Dissenters' Rights........................................44

     ARTICLE IX
     CONDITIONS PRECEDENT TO OBLIGATIONS OF COMMUNITY BANKSHARES............44
         9.1      Representations, Warranties and Covenants.................44
         9.2      Consents, Waivers.........................................44
         9.3      No Material Adverse Effect................................44
         9.4      Regulatory Approval.......................................45
         9.5      No Action to Prevent Consummation.........................45
         9.6      No Action to Prevent or Restrict Merger...................45

     ARTICLE X
     TERMINATION, AMENDMENT AND WAIVER......................................45
         10.1     Termination of Agreement..................................45
         10.2     Effect of Termination.....................................47
         10.3     Amendment and Waiver......................................47

     ARTICLE XI
     SURVIVAL...............................................................47
         11.1     Survival of the Representations and Warranties............47

     ARTICLE XII
     MISCELLANEOUS..........................................................47
         12.1     Payment of Expenses.......................................47
         12.2     Binding Effect............................................50
         12.3     Law Governing.............................................50
         12.4     Counterparts..............................................50
         12.5     Notices...................................................50
         12.6     Entire Agreement..........................................51
         12.7     Headings..................................................51
         12.8     Knowledge of the Parties..................................51
         12.9     Attorneys' Fees...........................................52
         12.10    No Third Party Beneficiary................................52
         12.11    Injunctive Relief.........................................52

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 9th day of September, 2001, by and among BANKATLANTIC BANCORP, INC., a Florida corporation ("BBC"), CSB MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of BBC ("Merger Sub"), and COMMUNITY SAVINGS BANKSHARES, INC., a Delaware corporation ("Community Bankshares").


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the parties desire that Community Bankshares be acquired by BBC through the merger of Merger Sub with and into Community Bankshares (the "Merger") upon the terms and conditions contained herein and in accordance with applicable law;

     WHEREAS, the Boards of Directors of BBC and Community Bankshares have each determined that it is in the best interests of their respective shareholders for BBC to acquire Community Bankshares in the Merger, and have each adopted a resolution approving this Agreement and the transactions contemplated hereby; and

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to BBC to enter into this Agreement, the directors, executive officers and certain shareholders of Community Bankshares have entered into a voting agreement (the "Voting Agreement") pursuant to which such shareholders, among other things, have agreed to vote the outstanding shares of Community Bankshares' common stock, par value $1.00 per share (the "Community Bankshares Common Stock"), owned or controlled by them in favor of the approval of this Agreement and the Merger contemplated hereby, upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 MERGER. At the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Community Bankshares and Community Bankshares will be the surviving corporation of the Merger (the "Surviving Corporation"), in accordance with the terms, conditions and provisions of this Agreement and the Certificate of Merger (as defined in Section 1.2).

     1.2 CONSUMMATION OF THE MERGER; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BBC and Community Bankshares as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by executing, acknowledging and filing in accordance with all applicable regulations, a Certificate of Merger with respect to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware which shall provide that the Merger shall be effective as of the date of Closing (the date and time of such effectiveness being referred to herein as the "Effective Time"). The Closing shall be deemed to occur simultaneously with the Effective Time.

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Community Bankshares and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Community Bankshares and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of Community Bankshares as in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation. The by-laws of Community Bankshares as in effect immediately prior to the Merger shall be the by-laws of the Surviving Corporation until thereafter altered, amended or repealed in accordance with applicable law.

     1.5 BOARD OF DIRECTORS. As of the Effective Time, the Board of Directors of
the  Surviving   Corporation  will  consist  of  the  directors  of  Merger  Sub immediately prior to the Effective Time.

     1.6 OFFICERS. As of the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation until such time as their respective successors have been elected and qualified.

     1.7 THE BANK MERGER. Community Bankshares and BBC acknowledge and agree that immediately following the Merger, BBC shall cause the merger (the "Bank Merger") of Community Savings, F. A., a federally chartered stock form savings association and a wholly-owned subsidiary of Community Bankshares ("Community Savings"), with and into BankAtlantic, a Federal Savings Bank, a federally chartered stock form savings bank and a wholly-owned subsidiary of BBC ("BankAtlantic"), with BankAtlantic as the surviving bank of the Bank Merger and a wholly owned subsidiary of the Surviving Corporation. The Bank Merger will be effective immediately following the Effective Time on the same calendar day as the Closing.

     1.8 PRIOR APPROVALS. The parties hereto acknowledge that requisite approvals or waivers must be received from or notices must be given to certain federal and state regulatory agencies. Such regulatory agencies may include the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"); and any other governmental agency or regulatory authorities having jurisdiction over BBC, Community Bankshares, BankAtlantic or Community Savings, as the case may be (collectively, the "Applicable Governmental Authorities"). The transactions contemplated hereby are subject to and conditioned upon the receipt of all requisite regulatory approvals or waivers, the filing of all required notices and the expiration of any required waiting periods and, to the extent received or accepted, such approvals, waivers or notices shall not contain or be subject to any terms or conditions (other than those generally imposed in similar transactions) which BBC reasonably deems to be burdensome.

                                   ARTICLE II
                      CONVERSION OF SHARES; PURCHASE PRICE

     2.1 PURCHASE PRICE. The purchase price to be paid in exchange for each issued and outstanding share of Community Bankshares Common Stock shall be an amount equal to $19.00 per share of Community Bankshares Common Stock (the "Per Share Amount").

     2.2  CONVERSION OF COMMUNITY BANKSHARES COMMON STOCK AND OPTIONS.

     (a) At the Effective Time, each share of Community Bankshares Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as such term is defined in Section 2.5 hereof) and other than shares of Community Bankshares Common Stock then owned by Community Bankshares (including shares held in treasury), any Subsidiary (as such term is defined in Section 4.4 hereof) of Community Bankshares, BBC, or any Subsidiary of BBC (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Amount.

     (b) At the Effective Time, each option to purchase a share of Community Bankshares Common Stock (each an "Option" and, collectively, the "Options") outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive in cash an amount equal to the Per Share Amount minus the price per share of Community Bankshares Common Stock at which such Option is exercisable (the "Per Option Amount").

     2.3 EFFECT OF CONVERSION OF SHARES AND OPTIONS. After the Effective Time, and until surrendered for payment, each outstanding certificate which, prior to the Effective Time, represented shares of Community Bankshares Common Stock (each, a "Certificate"), shall be deemed for all purposes to represent only the right to receive the Per Share Amount multiplied by the number of shares of Community Bankshares Common Stock formerly represented by such Certificate. After the Effective Time, each Option shall be deemed for all purposes to be canceled and converted into and represent only the right to receive an amount of cash equal to the product of the Per Option Amount applicable to such Option multiplied by the number of shares of Community Bankshares Common Stock for which such Option is exercisable immediately prior to the Effective Time. In any matters relating to such Certificates or Options, BBC may rely conclusively upon the record of security holders maintained by the registrar and transfer agent for the Community Bankshares Common Stock or by Community Bankshares containing the names and addresses of the holders of record of Community Bankshares Common Stock or Options at the Effective Time. The aggregate consideration to be paid for the Community Bankshares Common Stock and Options is referred to herein as the "Merger Consideration."

     2.4  PROCEDURES  FOR  EXCHANGE OF  COMMUNITY  BANKSHARES  COMMON  STOCK AND
OPTIONS.

     (a) BBC shall take all steps reasonably necessary on and as of the Effective Time to deliver to an exchange agent designated by BBC and reasonably acceptable to Community Bankshares (the "Exchange Agent"), for the benefit of the holders of Certificates and the holders of Options, for exchange in accordance with this Section 2.4, an amount of cash equal to the aggregate Merger Consideration to be paid in exchange for outstanding Community Bankshares Common Stock and Options in accordance with this Agreement (the "Exchange
Fund"). The Exchange Agent shall act as agent on behalf of BBC and record holders (each a "Record Holder") of Community Bankshares Common Stock and Options at the Effective Time, other than Community Bankshares, any Subsidiary of Community Bankshares, BBC, or any Subsidiary of BBC (in each case other than in a fiduciary capacity or as a result of debts previously contracted), or any holder of Dissenting Shares.

     (b) As soon as practicable after the Effective Time but in no event more than five business days after the Effective Time, the Exchange Agent shall mail to each Record Holder of a Certificate or an Option a form letter of transmittal which, among other matters, shall specify how such Record Holder shall receive payment of the Merger Consideration that such Record Holder is eligible to receive. After surrender to the Exchange Agent of a properly executed letter of transmittal and, in the case of Record Holders of shares of Community Bankshares Common Stock, the Certificate or Certificates representing such shares of Community Bankshares Common Stock, the Exchange Agent shall deliver to the person in whose name such Community Bankshares Common Stock or Options shall have been registered, the Merger Consideration to which such Record Holder shall have become entitled pursuant to the provisions of this Article II. There shall be no obligation to deliver the Merger Consideration in respect of any shares of Community Bankshares Common Stock until (and then only to the extent that) the holder thereof surrenders its Certificate or Certificates for exchange as provided in this Section 2.4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement and/or a bond as may be required in any such case by the Exchange Agent. If any payment for shares of Community Bankshares Common Stock or Options is to be made in a name other than that in which the Certificate surrendered for exchange or the Option, as the case may be, is registered, it shall be a condition to the payment that, in the case of holders of shares of Community Bankshares Common Stock, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and, in the case of holders of Options, the special instructions in the letter of transmittal shall have been complied with, and in each case that the person requesting the payment shall either: (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or the Option or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of Community Bankshares of the Community Bankshares Common Stock nor shall there be any further exercises of Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing such shares or any Options are presented for transfer or exercise, respectively, to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article II.

     (d) At any time following the six-month period after the Effective Time, BBC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Options (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BBC (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable with respect to the Certificates or Options held by them; provided, however, that the Exchange Agent shall not deliver to BBC any portion of the Exchange Fund payable to the holders of Certificates who have theretofore surrendered their Certificates and a duly executed and completed letter of transmittal to the Exchange Agent. Notwithstanding the foregoing, neither BBC nor the Exchange Agent shall be liable to any holder of a Certificate or an Option for any Merger Consideration delivered in respect of such Certificate or Option, respectively, to a public official pursuant to any abandoned property, escheat or other similar law.

     (e) The Exchange Agent or BBC shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the "Code"), or any provision of state, local or foreign Law (as defined below). To the extent that amounts are so withheld by the Exchange Agent or BBC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates or Options in respect of which such deduction and withholding was made.

     2.5 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Community Bankshares Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to
Section 262 of the DGCL duly exercises his or her right to dissent with respect to his or her shares (the "Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Community Bankshares Common Stock of such holder shall thereupon no longer be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Per Share Amount as provided in this Agreement.

     2.6 CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, each share of the Common Stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") that is issued and outstanding at the Effective Time shall thereafter represent one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.


                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BBC

     BBC represents and warrants to Community Bankshares as follows:

     3.1 ORGANIZATION AND GOOD STANDING. BBC is a corporation duly organized and validly existing under the laws of the State of Florida whose status is active. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of BBC and Merger Sub has all necessary corporate power to execute and deliver this Agreement, to own its respective properties and assets and to carry on its respective business as now conducted.

     3.2 AUTHORIZATION AND NO VIOLATION. The execution and delivery of this Agreement by BBC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BBC and Merger Sub and, subject to the terms and conditions of this Agreement, this Agreement constitutes the legal, valid and binding obligation of BBC and Merger Sub, enforceable against them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by BBC and Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BBC or Merger Sub with any of the provisions of this Agreement, will: (i) except as set forth on Schedule 3.2 hereto, violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BBC or BankAtlantic under any of the terms, conditions or provisions of (a) the Articles or Certificate of Incorporation or by-laws (or analogous organizational documents) of BBC or BankAtlantic or (b) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BBC or BankAtlantic is a party or by which BBC or BankAtlantic may be bound, or to which BBC or BankAtlantic or their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree (each an "Order") or statute, rule, regulation, ordinance or directive (each a "Law") applicable to BBC or BankAtlantic or any of their respective properties or assets.

     3.3 GOVERNMENTAL CONSENTS. Other than approvals or waivers from the Applicable Governmental Authorities listed on Schedule 3.3 hereto, the execution and delivery of this Agreement by BBC and Merger Sub does not, and the performance by BBC and Merger Sub of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by BBC with or notification by BBC to, any Applicable Governmental Authority, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect as defined in Section 4.1, or prevent or materially delay the performance by BBC or Merger Sub of its obligations pursuant to this Agreement. Neither BBC nor Merger Sub have any reason to believe that any of the required approvals or waivers from any of the Applicable Governmental Authorities will not be received or that any such approval or waiver will contain any condition or requirement deemed unduly burdensome by BBC or Merger Sub.

     3.4 BBC SEC REPORTS. All reports and other documents filed by BBC with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (collectively, the "BBC SEC Reports"), as of the respective dates they were filed, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5 BBC FINANCIAL STATEMENTS. BBC's audited consolidated statements of financial condition and the related statements of operations, changes in shareholders' equity and comprehensive income, and cash flows as of and for the fiscal years ended December 31, 1998, 1999 and 2000 (including any notes thereto) and BBC's unaudited consolidated statement of financial condition and the related statements of operations, changes in shareholders' equity and comprehensive income, and cash flows as of and for the six months ended June 30, 2000 and 2001 (including any notes thereto), (collectively, the "BBC Financial Statements"), have been prepared in conformity with United States generally accepted accounting principles consistently applied ("GAAP") (except for changes, if any, required by GAAP and disclosed therein), and the statements of operations present fairly the results of operations for the respective periods covered and the statements of condition present fairly the financial condition of BBC as of their respective dates except for BBC's interim Financial Statements which are subject to normal year-end non-material adjustments.

     3.6 INFORMATION IN PROXY STATEMENT. None of the information supplied or to be supplied by BBC in writing specifically for inclusion or incorporation by reference in the proxy statement (the "Proxy Statement") relating to the special meeting of Community Bankshares' shareholders to be held in connection with the consideration and approval of this Agreement and the Merger (the "Special Meeting") will, at the dates mailed to Community Bankshares' shareholders and at the times of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by BBC with respect to statements made therein based on information supplied by Community Bankshares for inclusion in the Proxy Statement.

     3.7 MERGER SUB. Merger Sub has no material liabilities or other obligations other than those incurred or entered into in connection with this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock and all issued and outstanding shares of Merger Sub Common Stock are owned solely by BBC.

     3.8 ABILITY TO PAY MERGER CONSIDERATION. BBC will have available as of the Effective Time sufficient cash to pay the Merger Consideration as set forth in
Section 2.1. BankAtlantic is and BBC believes that BankAtlantic immediately following the Effective Time will be and will use all reasonable efforts to be, deemed a "well-capitalized" institution pursuant to the Home Owners Loan Act ("HOLA") and the regulations of the OTS.

     3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of BBC since June 30, 2001 and to the best knowledge of BBC, no fact or condition exists which BBC believes would in the future have a Material Adverse Effect.

     3.10 LEGAL PROCEEDINGS. Neither BBC nor Merger Sub is a party to any, and there are no pending, or to the best knowledge of BBC and Merger Sub, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against BBC or Merger Sub, except such proceedings, claims actions or governmental investigations which in the good faith judgment of BBC and Merger Sub will not have a Material Adverse Effect. Neither BBC nor Merger Sub is a party to any order, judgment or decree which would have a Material Adverse Effect.

     3.11 FULL DISCLOSURE. No representation or warranty of BBC contained in this Agreement, and none of the statements or information concerning BBC and Merger Sub contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF COMMUNITY BANKSHARES

     Community Bankshares represents and warrants to BBC and Merger Sub as follows:

     4.1 ORGANIZATION, GOOD STANDING.

     (a) Community Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Community Bankshares has all necessary corporate power to execute and deliver this Agreement, to own its properties and assets and to carry on its business as now conducted. Community Bankshares is qualified to conduct business and in good standing in each jurisdiction in which the nature of its businesses requires such qualification, and each such jurisdiction is set forth on Schedule 4.1 hereto, except where the failure to be duly qualified is not reasonably likely to have a Material Adverse Effect (as hereinafter defined).

     (b) For the purposes of this Agreement, the term "Material Adverse Effect" shall mean (i) in the case of Community Bankshares and its Subsidiaries, any effect that (A) is material and adverse to the financial condition, results of operations, assets, business or prospects of Community Bankshares and its Subsidiaries (as hereinafter defined) considered as one enterprise or (B) materially impairs the ability of Community Bankshares to consummate the transactions contemplated by this Agreement, provided, however, that the term "Material Adverse Effect" shall not be deemed to include (I) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; or (b) GAAP, that in each case are generally applicable to the banking industry; (II) actions taken or to be taken by Community Bankshares upon the written request of BBC or pursuant to this Agreement; (III) changes in the general level of market interest rates; or (IV) expenses incurred in connection with this Agreement and the transactions contemplated thereby; and
(ii) in the case of BBC, any effect that materially impairs the ability of BBC to make payment at the Effective Time of the Merger Consideration or otherwise materially impairs the ability of BBC or BankAtlantic to consummate any of the transactions contemplated by the Agreement.

     4.2 CAPITAL STOCK.

     (a) Community Bankshares' authorized capital stock consists solely of 60,000,000 shares of Community Bankshares Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Community Bankshares Preferred Stock"). As of the date hereof, 8,660,254 shares of Community Bankshares Common Stock and no shares of Community Bankshares Preferred Stock are issued and outstanding, 696,333 shares of Community Bankshares Common Stock are reserved for issuance upon exercise of outstanding Options and 1,910,886 shares of Community Bankshares Common Stock are held in treasury. Schedule 4.2 sets forth a list of all outstanding Options and the exercise prices of such Options.

     (b) All of the issued and outstanding shares of Community Bankshares Common Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Community Bankshares Common Stock has been issued in violation of any preemptive rights. The Community Bankshares Common Stock is the only security of Community Bankshares with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Community Bankshares. Except for the outstanding shares of Community Bankshares Common Stock, there are no (nor will there be on the Effective Time) shares of any class of capital stock or equity securities of Community Bankshares outstanding and, except for Options outstanding on the date hereof to acquire not more than 696,333 shares of Community Bankshares Common Stock, there are no (nor will there be) outstanding or existing Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Community Bankshares. All outstanding Options were granted under: (i) Community Bankshares' Amended and Restated 1995 Stock Option Plan and (ii) Community Bankshares' Amended and Restated 1999 Stock Option Plan. None of the Options was issued in violation of applicable Law or the terms of the plan under which it was granted. Community Bankshares is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of Community Bankshares Common Stock or which restrict the transfer of such shares to which Community Bankshares is a party, nor does Community Bankshares have knowledge of any such agreements or understandings to which Community Bankshares is not a party.

     4.3 AUTHORIZATION; NO VIOLATION. The execution and delivery of this Agreement by Community Bankshares and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Community Bankshares (other than the approval of this Agreement and the Merger by the holders of the Community Bankshares Common Stock), and, subject to the terms and conditions of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Community Bankshares, enforceable against it in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by Community Bankshares, nor the consummation of the transactions contemplated hereby (including the Bank Merger), nor the compliance by Community Bankshares with any of the provisions of this Agreement, will: (i) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Community Bankshares or any Subsidiary of Community Bankshares under any of the terms, conditions or provisions of (a) the Certificate of Incorporation or by-laws (or analogous organizational documents) of Community Bankshares or any of its Subsidiaries or
(b) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Community Bankshares or any of its Subsidiaries is a party or by which Community Bankshares or any of its Subsidiaries may be bound, or to which Community Bankshares or any of its Subsidiaries or their respective properties or assets may be subject, or (ii) violate any Order or Law applicable to Community Bankshares or any of its Subsidiaries or any of their respective properties or assets.

     4.4 SUBSIDIARIES. Set forth on Schedule 4.4 hereto, is a list of (i) each corporation, savings association or other financial institution at least 25% of whose outstanding voting stock is owned, directly or indirectly, by Community Bankshares or by one or more of its Subsidiaries, (ii) each partnership, joint venture, limited liability company or similar entity, at least 25% of whose outstanding partnership or similar interests are owned by Community Bankshares, or by one or more of its Subsidiaries, or over which Community Bankshares or any of its Subsidiaries, directly or indirectly, has or shares management control, and (iii) each partnership of which Community Bankshares or any of its Subsidiaries is a general partner (each of the foregoing being referred to herein as a "Subsidiary"), including: (a) its name and jurisdiction of organization, (b) the number of shares of authorized capital stock of each class of its capital stock (or other equity interests), (c) the number of issued and outstanding shares of each class of its capital stock (or other equity interests), and (d) its directors and officers or general or managing partners or managers or managing members. Except as set forth on Schedule 4.4 hereto, Community Bankshares does not own more than 5% of the capital stock or similar interests in any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). All outstanding shares of the capital stock or other ownership interests of each Subsidiary are owned of record and beneficially by Community Bankshares. Each Subsidiary (other than Community Savings) is duly organized and validly existing under the laws of the State of Florida whose status is active and has all necessary power to own its properties and assets and to carry on its business as presently conducted, and holds all necessary licenses and certificates from the United States, the States of Delaware or Florida, and any other governmental authority having jurisdiction over the conduct of its business as it is now being conducted, except where the absence of such license or certificate would not have a Material Adverse Effect. Community Savings is duly organized and validly existing as a federal savings association under the laws of the United States and continues to hold a valid charter to do business as a federal savings association. Each Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification, except where the absence of such qualification would not have a Material Adverse Effect.

     4.5 BROKER'S AND FINDER'S FEES. Except as set forth on Schedule 4.5 hereto, Community Bankshares has not, directly or indirectly, incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement and no broker or finder has acted, directly or indirectly, on behalf of Community Bankshares in connection with this Agreement or the transactions contemplated hereby.

     4.6 GOVERNMENTAL CONSENTS. Other than approvals or waivers from the Applicable Governmental Authorities listed on Schedule 4.6 hereto, the execution and delivery of this Agreement by Community Bankshares does not, and the performance by Community Bankshares of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Community Bankshares or any of its Subsidiaries with, or notification by Community Bankshares or any of its Subsidiaries to, any Applicable Governmental Authority. Community Savings is, and believes that immediately prior to the Effective Time it will be, deemed a "well capitalized" institution pursuant to HOLA and the regulations of the OTS.

     4.7 REPORTS.

     (a) Since January 1, 1999, Community Bankshares has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (collectively, the "Community Bankshares SEC Reports"). As of the respective dates they were filed with the SEC, the Community Bankshares SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Community Bankshares and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with all Applicable Governmental Authorities. All such reports, registrations and statements are collectively referred to as the "Community Reports." As of their respective dates, such Community Reports, in all material respects (i) were complete and accurate and (ii) complied with all the statutes, rules and regulations enforced or promulgated by the Applicable Governmental Authorities with which they were filed including, but not limited to, any state or federal securities laws.

     (c) Community Bankshares (i) has delivered to BBC (A) Community Bankshares' audited consolidated statements of financial condition and the related statements of operations, changes in shareholders' equity and cash flows as of and for the fiscal years ended December 31, 1998, 1999 and 2000 (including any notes thereto) together with reports thereon of Crowe Chizek and Company LLP, certified public accountants, and (B) Community Bankshares unaudited consolidated statement of financial condition and the related statements of operations, changes in shareholders' equity and cash flows as of and for the six months ended June 30, 2000 and 2001 (including any notes thereto), and (ii) will deliver to BBC any further monthly or quarterly statements prepared by or for Community Bankshares as soon as such statements become available (the financial statements referred to in clauses (i) and (ii) being referred to herein collectively as the "Community Financial Statements"). All Community Financial Statements other than monthly reports have been or will be prepared in conformity with GAAP (except for changes, if any, required by GAAP and disclosed therein), and the statements of operations present, or will present, fairly the results of operations for the respective periods covered and the statements of condition present, or will present, fairly the financial condition of Community Bankshares as of their respective dates except for Community Bankshares' interim Community Financial Statements which are or will be subject to normal year-end non-material adjustments. Other than as disclosed in the balance sheet for the six months ended June 30, 2001 (the "Reference Balance Sheet") contained in the Community Financial Statements, neither Community Bankshares or its Subsidiaries has any material liabilities, commitments or obligations of any nature (whether unaccrued, contingent or otherwise) and there is no basis for the assertion against Community Bankshares or any Subsidiary of any such liability, commitment or obligation, except for liabilities, commitments or obligations arising in the ordinary course of business.

     4.8 TAXES.

     (a) Except as set forth on Schedule 4.8 hereto: (i) all returns and reports ("Returns") in respect of any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges (collectively, "Taxes") required to be filed with respect to Community Bankshares and each of its Subsidiaries have been timely filed; (ii) all Taxes required to be shown on such Returns or otherwise due, other than extended returns (which are identified on Schedule 4.8), have been timely paid; (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and no valid basis exists for any such adjustment and no issue has been raised by any Taxing authority in any examination which by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Taxable period; (v) there are no pending or, to the knowledge of Community Bankshares, threatened actions or proceedings for the assessment or collection of Taxes against Community Bankshares or any of its Subsidiaries nor, to Community Bankshares' knowledge, has any Tax authority raised any issues regarding Taxes or Returns which could have a material adverse impact upon the Surviving Corporation or BBC following the consummation of the transactions contemplated hereby; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) on any assets of Community Bankshares or any of its Subsidiaries; (vii) the Community Financial Statements contain and will contain adequate reserves and balances to satisfy all liabilities for Taxes for the periods covered thereby; (viii) Community Bankshares and each of its Subsidiaries has collected all real, personal and intangible property Taxes attributable to its assets, all sales, value-added and similar Taxes, and all payroll and other withholding Taxes, and have remitted all such Taxes to the proper Taxing authority on a timely basis and in accordance with applicable procedures; (ix) Community Bankshares and each of its Subsidiaries has complied in all material respects with all information and reporting requirements required by the Code including, without limitation, the timely filing of all informational returns and has properly collected and remitted all applicable "backup" withholding Taxes; (x) Community Bankshares and each of its Subsidiaries has duly and validly complied in all material respects with all applicable Laws regarding escheat, abandoned or unclaimed property or similar Laws; (xi) for federal income Tax purposes, Community Bankshares and its Subsidiaries calculate their respective reserves for bad debts in compliance with the requirements of the Code; (xii) neither Community Bankshares nor any of its Subsidiaries has any pending ruling requests, accounting method change requests or applications to change its taxable year-end pending before any Taxing authority; (xiii) the conversion of Community Savings from mutual to stock form was a Tax-free transaction under the Code; and (xiv) neither Community Bankshares nor any of its Subsidiaries has made any election under
Section 341(d) of the Code (or any corresponding provision of State, local or foreign Tax Law).

     (b) Except as set forth on Schedule 4.8, (i) with respect to each Taxable period of Community Bankshares and its Subsidiaries, either such Taxable period has been audited by the relevant Taxing authority or the time for assessing or collecting Taxes with respect to each such Taxable period has closed and such Taxable period is not subject to review by any relevant Taxing authority; (ii) neither Community Bankshares nor any of its Subsidiaries has requested or been granted an extension of time in which any Taxes may be assessed or collected by any Taxing authority; (iii) neither Community Bankshares nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Return to a date later than the date of the Closing; and (iv) Community Bankshares has made available to BBC complete copies of all federal, state and foreign income, franchise and similar Returns, examination reports, and statements of deficiencies assessed against or agreed to by Community Bankshares or any of its Subsidiaries, in each case, relating to taxable periods beginning on or after January 1, 1996.

     (c) Neither Community Bankshares nor any of its Subsidiaries will be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Effective Time, to include any adjustment under
Section 481(c) of the Code (or any corresponding provisions of state, local or foreign income Tax Law) in Taxable income for any Taxable period (or portion thereof) beginning after the Effective Time or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Effective Time; (iii) neither Community Bankshares nor any of its Subsidiaries has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Return; (iv) except as set forth in Schedule 4.8(c), neither Community Bankshares nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes; (v) neither Community Bankshares nor any of its Subsidiaries has made any payments, or is or will become obligated (under any Commitment entered into on or before the Effective Time) to make any payments, that will be non-deductible under Sections 162(m) and 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); (vi) BBC will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the consummation of the Merger; (vii) neither Community Bankshares nor any of its Subsidiaries has permanent establishment in any foreign country, as defined in the relevant Tax treaty between the United State of America and such foreign country; and (viii) no claim has ever been made by a taxing authority in a jurisdiction where Community Bankshares or any of its Subsidiaries does not file Returns that it is or may be subject to Taxes assessed by such jurisdiction.

     4.9 MATERIAL CONTRACTS. Schedule 4.9 hereto sets forth a true and complete list of all material contracts, agreements, arrangements and other instruments to which Community Bankshares or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations (except that no information need be provided with respect to clauses
(ii) and (iii) below with respect to any of the foregoing which are terminable by Community Bankshares without penalty upon not more than 30 days written notice), including, without limitation, all written or oral, express or implied:
(i) contracts, agreements, arrangements and commitments not made in the ordinary course of business including, without limitation, any employment, severance or separation agreements or arrangements and any agreements or arrangements with affiliates and related persons; (ii) purchase and supply contracts; (iii)
contracts, agreements, arrangements or understandings with respect to the development, license, sale or use of computer software programs or applications;
(iv) contracts, agreements, arrangements, relationships, indentures or other instruments relating to the borrowing of money by Community Bankshares or any of its Subsidiaries (other than in the ordinary course of the banking business of Community Savings); (v) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (vi) documents granting any power of attorney with respect to the affairs of
Community Bankshares or any of its Subsidiaries; (vii) suretyship contracts, working capital maintenance or other forms of guaranty agreements by Community Bankshares or any of its Subsidiaries; (viii) contracts, agreements, arrangements, or commitments limiting or restraining Community Bankshares or any of its Subsidiaries from engaging or competing in any lines of business or with any person, firm, or corporation; (ix) any contract, agreement, arrangement or commitment which cannot be terminated by Community Bankshares at will and without penalty relating to the employment of a consultant or the employment, election or retention of any present or former director, officer or employee of Community Bankshares or any of its Subsidiaries; (x) partnership and joint venture agreements; (xi) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and (xii) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements, arrangements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof. Community Bankshares and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in default in respect of, any Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Except as specifically set forth on Schedule 4.9 and identified as such, no consent of or notice to third parties is required relating to any Commitment as a consequence of this Agreement or the transactions contemplated herein. No other party to any Commitment is in default in respect thereof, and to the knowledge of Community Bankshares no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Community Bankshares has made available to BBC true, correct and complete copies of all the written Commitments and a brief written summary or description of each oral Commitment, and no Commitment has been modified in any material respect since the date it was made available.

     4.10 REAL PROPERTIES. Schedule 4.10 hereto describes all real estate owned or leased by Community Bankshares or any of its Subsidiaries, exclusive of "real estate owned" ("REO") acquired as a result of debts previously contracted and held for resale. All such real property, if owned by Community Bankshares or any of its Subsidiaries (the "Real Property"), is owned under good and marketable title, free and clear of all liens, security interests, title defects, pledges, claims, charges mortgages or encumbrances ("Liens"), except statutory Liens securing payments not yet due. Except as set forth in Schedule 4.10: (i) all of the Real Property is free from any zoning Laws and from all special Taxes or assessments, except those generally applicable to other similarly situated properties in the tax districts in which such Real Property is located, (ii) Community Bankshares and each of its Subsidiaries has the exclusive right of possession of each tract comprising its respective Real Property, and (iii) the boundaries of each parcel of such Real Property are contiguous to the rights-of-way of abutting public roads, and there is ingress and egress to and from all of such Real Property. All improvements on such Real Property and the operations therein conducted conform in all material respects to all applicable health, fire, environmental, safety, zoning and building Laws. All buildings, structures, improvements and fixtures owned, leased or used by Community
Bankshares or any of its Subsidiaries in the conduct of their respective businesses conform in all material respects (or are otherwise exempt from) all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in satisfactory operating condition and repair.

     4.11 REAL PROPERTY LEASES. All leases pursuant to which Community Bankshares or any of its Subsidiaries is lessee or lessor of any real property (the "Leases") are listed in Schedule 4.11 hereto. All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms. There is not under any of the Leases: (i) any default by Community Bankshares or any of its Subsidiaries or any claim of default which with notice or lapse of time, or both, would constitute a default by Community Bankshares or any of its Subsidiaries; or (ii) any default or claim of default against any lessor to or lessee of Community Bankshares or any of its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Leases, and, except as set forth on Schedule 4.11 hereto and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. Community Bankshares has made available to BBC true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Community Bankshares and each of its Subsidiaries owns unencumbered title in and to the leasehold improvements located upon its leased properties (but not to the buildings, fixtures or the land upon which the same are situated) except for statutory Liens securing payments not yet due. None of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof.

     4.12 PERSONAL PROPERTY. Except as set forth in Schedule 4.12, Community Bankshares and each of its Subsidiaries owns and has good and merchantable title, free and clear of all Liens (except for statutory Liens securing payments not yet due) to its respective Personal Property (as hereinafter defined) shown on Schedule 4.12 as owned by it and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property (the "Personal Property") reflected on the consolidated statement of financial condition of Community Bankshares as of December 31, 2000 (the "Reference Balance Sheet") and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business since the date of the Reference Balance Sheet. None of the Liens, if any, listed on Schedule 4.12 materially adversely affects the value of any of the items of the Personal Property to which it relates or interferes with its use in the conduct of business of Community Bankshares or any of its Subsidiaries. Community Bankshares and each of its Subsidiaries holds good and transferable leaseholds in all of their respective Personal Property which they lease, in each case under valid and enforceable leases. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease and, except as set forth in Schedule 4.12, no consent of or notice to any third party is required as a consequence thereof. Neither
Community Bankshares nor any of its Subsidiaries is in breach of or default under (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default under) any lease of any items of Personal Property leased by it. The Personal Property and other personal property now owned, leased or used by Community Bankshares and each of its Subsidiaries is sufficient and adequate to carry on their respective businesses as presently conducted and all items thereof are in good operating condition and repair, subject only to normal wear and tear.

     4.13 INVESTIGATIONS, LITIGATION. Except as set forth on Schedule 4.13 hereto, there is and has been no investigation by any governmental authority or agency during the past five years or any action, suit, proceeding or claim pending or threatened, against or adversely affecting Community Bankshares or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Community Bankshares or any of its Subsidiaries. Except as disclosed on Schedule 4.13: (i) neither Community Bankshares nor any of its Subsidiaries nor any director, officer, employee or agent of Community Bankshares or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of Community Bankshares, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Community Bankshares or any of its Subsidiaries, or any director, officer, employee or agent of Community Bankshares or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Community Bankshares or any of its Subsidiaries and (ii) there is no outstanding Order of any court or governmental authority or agency against or affecting Community Bankshares or any of its Subsidiaries, or any of their respective assets, businesses or operations.

     4.14 INSURANCE. Community Bankshares and its Subsidiaries have in effect insurance coverage with reputable insurers, which, in respect to amounts, types and risks insured, is adequate and customary for the businesses in which Community Bankshares and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by Community Bankshares or any of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies). Neither Community Bankshares nor any of its Subsidiaries is in default under any such policy, and no notice of cancellation or termination has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which Community Bankshares or any of its Subsidiaries is a party are sufficient for compliance with all requirements of Law and, to the extent applicable, of all Commitments to which Community Bankshares or any of its Subsidiaries is a party and provide adequate insurance coverage for the assets and operations of Community Bankshares and its Subsidiaries. Neither Community Bankshares nor any of its Subsidiaries has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect to any operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years. Set forth on Schedule 4.14 is a list of all insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by or for the benefit of Community Bankshares or any of its Subsidiaries.

     4.15 COMPLIANCE WITH LAWS, REGULATIONS. Community Bankshares and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals ("Permits") of, and have made all required filings, applications and registrations ("Filings") with, all governmental authorities and agencies necessary to permit them to carry on their business as presently conducted except where the failure to have such Permits would not have a Material Adverse Effect. All such Permits are in full force and effect, and, to the knowledge of Community Bankshares, no suspension or cancellation of any of them is pending or has been threatened; and all Filings are current. Neither Community Bankshares nor any of its Subsidiaries is in default under any Order or any license, regulation or demand of any governmental authority or agency. Except for statutory or regulatory restrictions of general application, no governmental authority or agency has placed any restrictions on the business of Community Bankshares or any of its Subsidiaries. Community Bankshares and each of its Subsidiaries have in all material respects conducted their respective businesses in compliance with all applicable federal, foreign, state and local Laws including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, consumer credit protection, truth in lending, truth in savings, lender liability, antitrust and other Laws. The forms, procedures, and practices used by Community Bankshares and each of its Subsidiaries are in all material respects in compliance with such Laws, and neither Community Bankshares nor any of its Subsidiaries has received any indication from regulatory authorities that it is not in compliance or needs to improve its compliance in these areas.

     4.16 EMPLOYEE BENEFIT PLANS.

     (a) Each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by: (i) Community Bankshares or any of its Subsidiaries or (ii) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c),
(m) or (o) of the Code) of which Community Bankshares or any of its Subsidiaries is a member (the "Controlled Group"), or (iii) with respect to which Community Bankshares or any of its Subsidiaries or any member of the Controlled Group has any liability or potential liability (each a "Plan") is described on Schedule
4.16 hereto, designating which Plans cover employees or former employees of Community Bankshares or any of its Subsidiaries and which defined benefit plans, if any, hold employee contributions.

     (b) With respect to each Plan, Community Bankshares has made available to BBC current, accurate and complete copies of such Plan (including all other instruments relating thereto) and Summary Plan Descriptions therefor and, to the extent applicable, copies of the most recent (i) Internal Revenue Service determination letter and any outstanding request for a determination letter;
(ii) Form 5500 and, to the extent applicable, attached Schedule B (including any related actuarial valuation report) with respect to the last three Plan years for each Plan; (iii) certified financial statements; (iv) attorney's response to an auditor's request for information for the last three Plan years for each Plan; (v) collective bargaining agreements or other such contracts; (vi) Form S-8 (including any amendments thereto); (vii) Form 5310 and any related filings with the Pension Benefit Guaranty Corporation ("PBGC") with respect to the last six Plan years for each Plan subject to Title IV of ERISA; (viii) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing such Plan; and (ix) in the case of a Plan that is a "group health plan" as defined in Section 5000(b)(1) of the Code, (A) general notification to employees of their rights under Section 4980B of the Code and form of letter(s) distributed upon the occurrence of a qualifying event described in Section 4980B of the Code and (B) form of certificate distributed pursuant to Section 9801 of the Code. Except as set forth on Schedule 4.16(b), none of the Plans or any of the foregoing referred to in clauses (i) through (ix) above has been modified in any respect since the date it was made available to BBC.

     (c) With respect to each Plan: (i) each such Plan which is an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) intended to qualify under Sections 401(a) and 501(a) of the Code has received a favorable determination letter as to its qualification under the Code and nothing has occurred, whether by action or failure to act, which may cause the loss of such qualification; (ii) each such Plan which is intended to meet the requirements of Sections 105(h), 125 or 129 of the Code complies with, and has complied with, in all material respects, such requirements since inception;
(iii) (A) each VEBA which is intended to implement any Plan has received a favorable ruling or determination letter as to its Tax-exempt status and nothing has occurred, whether by action or failure to act, which would cause the loss of such Tax-exempt status and (B) the assets of such VEBA are at least equal in value to the present value of the accrued benefit of the participants in such VEBA; (iv) the Community Financial Statements reflect and will reflect all employee benefit liabilities of Community Bankshares and its Subsidiaries in a manner satisfying the requirements of GAAP; (v) there are no actions, suits or claims pending, or to the knowledge of Community Bankshares, threatened, and there are no facts which could reasonably give rise to any such actions, suits or claims; (vi) none of Community Bankshares, nor any of its Subsidiaries, nor any fiduciary of any Plan, nor any of their respective employees, officers or directors has, with respect to any such Plan, engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would subject Community Bankshares or any other Plan sponsor to any Taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or under Sections 409 or 502(i) of ERISA; (vii) no event has occurred and no condition exists that would subject Community Bankshares or any of its Subsidiaries or any other Plan sponsor to any Tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a penalty under Sections 502(c) or 502(l) of ERISA; (viii) Community Bankshares and each of its Subsidiaries and each Plan sponsor has complied in all material respects with the reporting and disclosure requirements of ERISA; (ix) all insurance premiums required to be paid by Community Bankshares or its Subsidiaries as of the date hereof have been paid and all of them will be paid or reserved against for all periods prior to the Effective Time; and (x) neither Community Bankshares nor any of its Subsidiaries has any "leased employees" (as such term is defined in Section 414(n) of the Code) that must be taken into account with respect to the requirements set forth under Section 414(n)(3) of the Code.

     (d) With respect to each Plan subject to the minimum funding requirements of Section 412 of the Code and, if applicable, Title IV of ERISA: (i) Community Bankshares and each of its Subsidiaries and each member of the Controlled Group have or will have, as of the Effective Time, made all contributions or payments to or under such Plan required by Law or by the terms of such Plan or any contract or agreement or accrued through the Effective Time; (ii) Community Bankshares or one of its Subsidiaries or a member of the Controlled Group has or will have, as of the Effective Time, made all contributions required to be made under Section 302 of ERISA and Section 412 of the Code (whether or not waived);
(iii) no provision of such Plan nor any amendment to such Plan would result in any limitation on the right of Community Bankshares or any of its Subsidiaries to receive residual amounts from any such Plan under Section 4044 of ERISA; (iv) there is no event or condition existing which could be deemed a "reportable event" within the meaning of Section 4043 of ERISA with respect to which the 30 day notice requirement has not been waived other than the transactions contemplated by this Agreement and no condition exists which would subject Community Bankshares or any of its Subsidiaries to a penalty under Section 4071 of ERISA; (v) as of the Effective Time, Community Bankshares or one of its Subsidiaries or a member of the Controlled Group has or will have made all required premium payments, when due, to the PBGC; (vi) the termination of, or withdrawal from, any such Plan, on or prior to the Effective Time has not, and will not, subject Community Bankshares or any of its Subsidiaries to any liability (other than routine administrative expenses) to such Plan, the PBGC or to any other person or party; and (vii) no amendment to any Plan has occurred which has required or could require Community Bankshares or any of its Subsidiaries to provide security to any such Plan under Section 401(a)(29) of the Code.

     (e) With respect to each Plan subject to Title IV of ERISA, the assets of each such Plan are now and, as of the Effective Time, will be at least equal in value to the present value of the benefit liabilities (determined as of the date hereof or the Effective Time, as applicable) of the participants in such Plan.

     (f) On or after the date hereof, no Plan has been, or will be, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would materially increase the cost to Community Bankshares or any of its Subsidiaries or other sponsor of maintaining such Plan.

     (g) Neither Community Bankshares nor any of its Subsidiaries has maintained or contributed or had an obligation to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (h) With respect to any Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"): (i) each such Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements in all material respects, (ii) there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code) which would subject Community Bankshares or any of its Subsidiaries to a Tax under Section 4976(a) of the Code, (iii) each and every such Welfare Plan which is a group health plan (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Sections 4980B and 9801 of the Code and Parts 6 and 7 of Title I of ERISA, and (iv) each such Welfare Plan (including any such plan covering former employees of Community Bankshares or any of its Subsidiaries) may be amended or terminated on or at any time after the Effective Time without subjecting either BBC, Community Bankshares or any of its Subsidiaries or such other plan sponsor to liability therefor.

     4.17 LABOR MATTERS.

     (a) Neither Community Bankshares nor any of its Subsidiaries is a party to nor has in effect any organized labor contract or collective bargaining agreement. No work stoppage involving Community Bankshares or any of its Subsidiaries is pending or, to the knowledge of Community Bankshares, threatened, nor is any of them involved in or, to the knowledge of Community Bankshares, threatened with any labor dispute, discrimination or sexual harassment claims, arbitration, lawsuit or administrative proceeding involving any of its current or former directors, officers or employees.

     (b) Except as set forth on Schedule 4.17 hereto, neither Community Bankshares nor any of its Subsidiaries has, maintains or is a party to any agreement or arrangement which: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Community Bankshares or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement, or (iii) could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of such term under
Section 280G of the Code. Schedule 4.17 sets forth, for each agreement or arrangement listed thereon, the amount or, if appropriate, the estimated amount, of any payment provided for pursuant thereto.

     4.18 ENVIRONMENTAL LIABILITY. "Properties" as used in this Section 4.18(a)-(c) inclusive, shall include all of the following: (x) all Real Property owned, leased and/or operated by Community Bankshares or any of its Subsidiaries, (y) all REO and (z) all real property which serves as collateral ("Collateral Property") for any loan or other indebtedness held by Community Bankshares, provided, however, that the representations and warranties of Community Bankshares with regard to any Collateral Property shall be to the knowledge of Community Bankshares.

     (a) Community Bankshares and each of its Subsidiaries have obtained all Permits, which are required with respect to the operation of its respective business  and all  Properties  under  any  Environmental  Laws  (as  hereinafter defined) (such Permits being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment or human health such as, but not limited to, laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials including, but not limited to, ambient air, surface water, ground water, land survey or subsurface strata or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder are herein referred to as "Environmental Laws") except where the failure to obtain such Permits would not have a Material Adverse Effect. Community Bankshares and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Community Bankshares has made available to BBC true and complete copies of all notices known to Community Bankshares in whatever form (a list of such notices, if any, is set forth on Schedule 4.18) received by any previous owner or operator of any Properties or any business currently owned or operated by Community Bankshares or any of its Subsidiaries within the five years preceding the date of this Agreement alleging noncompliance with any Environmental Law.

     (b) There is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to the knowledge of Community Bankshares, threatened against Community Bankshares or any of its Subsidiaries with regard to any Properties, under or relating in any way to the Environmental Laws.

     (c) With regard to any of the  Properties,  except as set forth on Schedule
4.18 hereto, there are no past, present or known future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance in all material respects with the Environmental Laws, or which may give rise to any common law or other legal liability, including, but not limited to, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or which otherwise may form the basis of any claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment of any pollutant, contaminant, chemical, industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, no release, emission or discharge into the environment of any "hazardous substance" (as that term is currently defined under CERCLA or any applicable similar state law) or "petroleum" or "petroleum-based substances" (as those terms are defined in the Federal Storage Tank Regulations, 40 C.F.R. Part 280) which would give rise to liability under any Environmental Laws has occurred, is currently occurring or, to the extent known is probable to occur in the future in connection with the ownership or operation of any Properties by Community Bankshares or any of its Subsidiaries and there is no spill, deposit, or discharge of any such hazardous substance or petroleum or petroleum-based substance, at, on, into, under or having originated from any of the Properties. Except as set forth on Schedule 4.18, to the knowledge of Community Bankshares, none of the Properties or any other assets of Community Bankshares or any of its Subsidiaries, include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking; any asbestos or asbestos-containing material; any wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) or, except as set forth on Schedule 4.18 hereto, any underground tank above ground storage tank, surface impoundment, septic tank, pit, swamp or lagoon in which hazardous materials, petroleum or petroleum-based substances are being or have been treated, stored, or disposed of.

     4.19 DEPOSIT ACCOUNTS.

     (a) Schedule 4.19 sets forth a complete and correct list, as of the most recent practicable date within fifteen days prior to the date hereof, with respect to the amounts of demand deposit accounts, passbook accounts, statement savings accounts, money market savings accounts, negotiable order of withdrawal ("NOW") accounts; certificates of deposits with principal balances of less than $100,000; certificates of deposits with principal balances of $100,000 or more held by natural persons; certificates of deposit of $100,000 or more held other than by natural persons; and any other appropriate characterizations for those deposit accounts. Schedule 4.19 also sets forth: (i) each deposit account, regardless of amount, beneficially owned by any foreign person, (ii) deposits where the customer has directed Community Bankshares or any of its Subsidiaries to not mail account statements to the customer, and (iii) all payable through accounts. Schedule 4.19 further sets forth the approximate rates of interest being paid, the term of the deposits and the cost of funds within each such deposit category along with the percentage the total deposits in each such category represents with respect to all deposit accounts of Community Savings. The taking and collection of deposits by Community Savings is and has been done in compliance in all material respects with all applicable Laws, including without limitation, those relating to suspicious activity reporting and cash transaction reporting.

     (b) Neither Community Bankshares nor any of its Subsidiaries maintains any office or pays any employee, agent or independent contractor outside of the United States with respect to the solicitation, taking, sending or transmitting of loans, loan payments or deposits.

     4.20 LOANS.

     (a) All loan commitments of, and all loans held by, Community Bankshares or any of its Subsidiaries (the "Loans") represent bona fide, valid and binding arms'-length loan transactions with the borrowers and all of said Loans are repayable upon the dates set forth in the respective borrower's notes and loan agreements. None of the credits entered or given effect with respect to any Loan was gratuitous or given for a consideration other than the payment of money to the person to whom payment was due thereunder. All of the Loans are valid and enforceable in accordance with their terms, except to the extent that enforcement of the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity and to the knowledge of Community Bankshares no Loan is subject to any defenses, counterclaims or set offs of any nature. Neither Community Bankshares nor its Subsidiaries has waived, compromised or otherwise relinquished any of its rights under any Loan, including, without limitation, the right of a lender to foreclosure in respect of a secured Loan. Except as set forth on Schedule 4.20(a), no Loan is made to or with, directly or indirectly, any Related Party (as defined in Section 4.24 hereof). Neither Community Bankshares nor its Subsidiaries has received any notice of any offset, defense or counterclaim to, right of refund or credit (other than any right of refund or credit of unearned finance charges or unearned premiums) under, or any right of rescission with respect to, any payment or other obligation under any of the Loans. Schedule 4.20(a) hereto also contains a complete list of all Loans, if any, where a default has occurred, or with notice or lapse of time, or both, would render Loans in default. Other than interest reserves established in the ordinary course of business at the initial funding of the Loan, except as set forth on Schedule 4.20(a), neither Community Bankshares nor its Subsidiaries has made any principal or interest payments in respect of any Loans using its own funds. Each of the Loans was issued in accordance in all material respects with all applicable statutes and regulatory requirements and have been made in the ordinary course of business and (except as limited by this Agreement) in accordance with its customary past practices.
Schedule 4.20(a) hereto contains a true and complete list of all outstanding Loans existing as of the date hereof setting forth for each such Loan: (a) the name of the lender and borrower, (b) the loan number, (c) any guarantors, endorsors or co-makers, (d) the term of the Loan, (e) the original principal amount, (f) the current outstanding balance, (g) the rate of interest and (h) whether such Loan is secured and the nature, priority and description (including location) of the collateral securing such Loan. Documentation maintained by Community Bankshares and its Subsidiaries in the loan file with respect to each of its Loans is in accordance with applicable loan policies and all applicable Laws. Except as indicated on Schedule 4.20(a), there are no Loans in excess of $1 million that are now characterized as owner-occupied residential Loans which were originated as development or construction Loans to builders or developers to finance the construction of the residence.

     (b) Each currently outstanding Loan is evidenced by a promissory note duly executed by the borrower(s). Each Loan designated on Schedule 4.20(a) as secured has in effect a mortgage, security agreement, or other instrument, duly executed by the borrower(s) and containing enforceable provisions to protect and assert a secured party's rights and remedies thereunder. For each Loan secured under a security agreement, such security interest is evidenced by a valid filing in accordance with the Uniform Commercial Code where such a filing is required, which grants the secured party a perfected security interest in the collateral described therein; and for each Loan secured by real property, the related mortgage, deed of trust or other security agreement has been recorded in the appropriate local land records and constitutes a perfected security interest in the real property securing such Loan, and the holder of the Loan has obtained a mortgage title insurance policy insuring such mortgage.

     (c) Schedule 4.20(c) indicates any Loan which was not originated directly by Community Savings. Except as specifically noted on Schedule 4.20(c), Community Bankshares and its Subsidiaries do not hold any indirect Loans and carry no dealer reserves and are not a party to any "flow purchase" or other similar obligations that would obligate them to purchase any Loans (or participations therein) from any third party.

     (d) Except as provided by the standard seller/servicer agreements of Fannie Mae and Freddie Mac, neither Community Bankshares nor any Subsidiary has sold any Loans where the purchaser or subsequent transferee may have recourse against Community Bankshares or its Subsidiaries or the right to require Community Bankshares or its Subsidiaries to repurchase any Loans.

     (e) Community Bankshares' reserve for possible loan losses is adequate under GAAP and applicable provisions of the Office of Thrift Supervision to provide for all losses, net of recoveries relating to loans previously charged off, on outstanding Loans. Community Bankshares has no knowledge with respect to any borrower's inability to repay any Loan which would require a specific reserve for such Loan or which would cause the general reserve for loan losses to be inadequate. Such reserve shall in no event be reduced prior to the Effective Time unless the failure to reduce such reserve would cause the Community Financial Statements to violate GAAP.

     (f) Except as set forth in Schedule 4.20(f), other than in connection with required flood insurance, neither Community Bankshares nor any of its Subsidiaries has advanced any amounts to obtain force-placed collateral protection insurance ("CPI") and they are not parties to any agreement or arrangement which would require the placement of CPI with respect to any Loans.

     (g) Schedule 4.20(g) hereto sets forth any Loan participations and any interests in syndicated Loans held by Community Bankshares or any of its Subsidiaries.

     4.21 DERIVATIVES CONTRACTS. Neither Community Bankshares nor any of its Subsidiaries is a party to and none of them has agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in the Community Financial Statements which is a derivatives contract (including various combinations thereof), and, except as set forth in Schedule 4.21, it does not own any securities that are identified in OTS Thrift Bulletin 13a as Complex Securities or Structured Notes.

     4.22 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.22, since June 30, 2001, (i) Community Bankshares and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to constitute or result in a Material Adverse Effect on Community Bankshares and its Subsidiaries, or (B) which would result in a violation of the covenants set forth in Section 5.2 of this Agreement had such events, occurrences, development or set of circumstances or facts occurred after the date hereof.

     4.23 INVESTMENT PORTFOLIO. Schedule 4.23 sets forth a true and correct list of all securities held by Community Bankshares or any of its Subsidiaries and identifies the security, the maturity and the yield thereon. There are no impediments or restrictions on the sale or transfer of securities held by Community Bankshares or any of its Subsidiaries. All United States treasury securities, obligations of United States government agencies and corporations, obligations of states and political subdivisions of the United States and other investment securities held by Community Bankshares or any of its Subsidiaries for its own account, as reflected in the Community Financial Statements, are, and at all times prior to the Effective Time shall be, carried in accordance with GAAP.

     4.24 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 4.24, neither Community Bankshares nor any of its Subsidiaries, has any contract, extension of credit (direct or indirect), business arrangement, depository relationship or other relationship with (i) any present or former director or officer of Community Bankshares or any of its Subsidiaries; (ii) any stockholder of Community Bankshares beneficially owning five percent (5%) or more of the outstanding equity securities of Community Bankshares; or (iii) any affiliate of
(i) or (ii) above (each, a "Related Party"). Except as set forth in Schedule 4.24, each extension of credit disclosed in Schedule 4.24 has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms'-length transactions, does not involve more than the normal risk of collectibility or present other unfavorable features and complies in all respects with the provisions of Regulation O and all other applicable Laws. Except as set forth on
Schedule 4.24 hereto, no Related Party holds directly or indirectly any interest in any deposit account listed on Schedule 4.24 hereto.

     4.25 FIDUCIARY ACTIVITIES. Except as indicated on Schedule 4.25 hereto, neither Community Bankshares nor any of its Subsidiaries is directly or indirectly engaged in any fiduciary or custodial activities.

     4.26 INTANGIBLE PROPERTY. Set forth on Schedule 4.26 hereto is a list and brief description of all foreign and domestic trademarks, service marks, trade names, software and copyrights (whether or not registered and, if applicable, including pending applications for registration), owned, used, licensed or controlled by Community Bankshares or any of its Subsidiaries (collectively, the "Intangible Property"). Except as set forth on Schedule 4.26: (a) Community Bankshares and each of its Subsidiaries has the exclusive right and license to use its respective Intangible Property, free and clear of any claim or conflict with the rights of others; (b) no royalties, honorariums or fees are payable by Community Bankshares or any of its Subsidiaries to any person by reason of the ownership, use or license of any of the Intangible Property; (c) there have been no claims made against Community Bankshares or any of its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Property or any license relating thereto, and no grounds for any such claims exist; (d) neither Community Bankshares nor any of its Subsidiaries has made any claim of any violation or infringement by others of its rights in the Intangible Property, and, to Community Bankshares' knowledge, no grounds for any such claims exist; (e) neither Community Bankshares nor any of its Subsidiaries has received any written notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intangible Property and neither the ownership, use or license of the Intangible Property by Community Bankshares or any of its Subsidiaries nor the operation of their respective businesses is infringing or has infringed upon any rights of others; (f) the consummation of the transactions contemplated hereby will not alter or impair any of the Intangible Property; and (g) no interest in any of Community Bankshares' or any of its Subsidiaries' rights to any Intangible Property has been assigned, transferred, licensed or sublicensed to third parties. To the extent any of the Intangible Property constitutes proprietary or confidential information, Community Bankshares believes it has adequately safeguarded such information from disclosure.

     4.27 ABSENCE OF REGULATORY ACTIONS. Except as set forth on Schedule 4.27, neither Community Bankshares nor any of its Subsidiaries nor to their knowledge, any of their respective officers, directors, consultants or employees is or during the past five years has been a party to any cease and desist order, consent order, assistance agreement, supervisory agreement or other written agreement or any memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Applicable Governmental Authority nor has it ever been advised by any Applicable Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking. Neither Community Bankshares nor any of its Subsidiaries has received any objection from any Applicable Governmental Authority to any response to any alleged violation, criticism or exception with respect to any report or statement relating to Community Bankshares or any of its Subsidiaries.

     4.28 CUSTOMER LISTS AND INFORMATION. Except as set forth in Schedule 4.28, neither Community Bankshares nor any of its Subsidiaries has sold, disclosed or transferred all or part of any list of the depositors, borrowers or customers of Community Bankshares or any of its Subsidiaries. All of such information is held and maintained in accordance in all material respects with all applicable Laws.

     4.29 FDIC STATUS; LIQUIDATION ACCOUNT.

     (a) Community Savings is an insured depository institution under the Federal Deposit Insurance Act, the deposit accounts of which are insured by the FDIC to the maximum extent permitted by Law, and Community Savings has paid all premiums and assessments and filed all reports required in connection therewith and is in compliance in all material respects with all Laws and other conditions and requirements of the FDIC for the maintenance of insurance by the FDIC. The FDIC has not notified Community Savings that it has nor does Community Bankshares or Community Savings have any knowledge that the FDIC has commenced any inquiries, investigations, special audits or other proceedings relating to Community Savings that could adversely affect the insurance coverage provided by the FDIC for Community Savings' deposit accounts.

     (b) The liquidation account established by Community Savings in connection with its conversion from mutual to stock form has been maintained by it since its establishment in accordance in all material respects with all applicable Laws and its records with respect to such account are accurate.

     4.30 COMMUNITY REINVESTMENT ACT COMPLIANCe. Community Savings is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, and received a CRA rating of at least satisfactory as of its last examination. Community Savings has not been advised in writing by an Applicable Governmental Authority and is not aware of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause it to fail to be in compliance with such provisions.

     4.31 INFORMATION IN PROXY STATEMENT. None of the information included or incorporated by reference in the Proxy Statement other than information provided by BBC or any of its Subsidiaries or the agents thereof will, at the dates mailed to Community Bankshares' shareholders and at the times of Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the DGCL and the Exchange Act and the rules and regulations thereunder. No representation is made by Community Bankshares with respect to statements made therein based on information supplied by BBC in writing specifically for inclusion in the Proxy Statement. The Proxy Statement, including any amendments thereto, will be distributed to Community Bankshares' shareholders in accordance with the certificate of incorporation and by-laws of Community Bankshares, and all applicable Laws, including, without limitation, the DGCL and the Exchange Act.

     4.32 STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. Community Bankshares has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from (a) any applicable state takeover Laws and (b) any applicable takeover provisions in the Community Bankshares' certificate of incorporation or by-laws.

     4.33 OPINION OF FINANCIAL ADVISOR. Friedman, Billings, Ramsey and Co., Inc. has delivered to the board of directors of the Community Bankshares its written opinion to the effect that the Merger Consideration is fair to the shareholders of Community Bankshares from a financial point of view.

     4.34 FULL DISCLOSURE. No representation or warranty of Community Bankshares contained in this Agreement, and none of the statements or information concerning Community Bankshares and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     Community   Bankshares   covenants  and  agrees  with  BBC  that  Community
Bankshares will, from and after the date of this Agreement and until the Effective Time, act as follows:

     5.1 ORDINARY COURSE, INSURANCE, PRESERVATION OF BUSINESS. Community Bankshares shall and shall cause each of its Subsidiaries to do the following, except as otherwise required by this Agreement or requested or agreed to in writing in advance by BBC:

     (a) carry on its business only in the ordinary course and consistent with its policies, procedures and practices in substantially the same manner as heretofore conducted;

     (b) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause or permit to exist a default of any of its obligations under, any Commitments;

     (c) use its best efforts to keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

     (d) maintain, renew, keep in full force and effect and preserve its material rights, franchises, permits and licenses and use its best efforts to preserve its business organization and retain its present employee force so that it will be available to BBC on and after the Effective Time, and to maintain its existing, or substantially equivalent, relationships with other banks and financial institutions and to use its best efforts to maintain the continuance of its general customer relationships; and

     (e) duly comply in all material respects with all Laws and Orders applicable to it and to the conduct of its business.

     The foregoing notwithstanding, and notwithstanding anything else herein to the contrary, under no circumstances shall Community Bankshares originate or permit any of its Subsidiaries (including specifically construction loans to third party purchasers from Subsidiaries) to originate any new construction Loan or issue any commitment in respect of any new construction Loan or make any disbursement under any existing construction Loan (unless Community Bankshares or any of its Subsidiaries is legally obligated to make such disbursement) other than in accordance with the criteria and standards set forth in Schedule 5.1 hereto without the prior written consent of BBC, which consent BBC may not unreasonably withhold.

     5.2 PROHIBITED ACTION WITHOUT APPROVAL. Community Bankshares shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, do any of the following, except with the prior written consent of BBC:

     (a) incur or agree to incur any obligation or liability (absolute or contingent), other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Commitment which would materially adversely affect its rights thereunder, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof or any branches or deposits thereof; sell or, except as set forth on Schedule 5.2(a), otherwise dispose of its assets or acquire any assets or deposits except in the ordinary course of its business (provided, however that the sale of Loans (other than sales which have been committed to prior to the date hereof) shall not be deemed to be in the ordinary course of business); enter into, dispose or divest itself of any Subsidiary or joint venture or cause any business entity to become a Subsidiary or affiliate; sell or otherwise dispose of any Real Property owned or operated by Community Bankshares or any of its Subsidiaries, except for the bona fide sale of Real Property and REO to non-affiliated third parties in the ordinary course of business; except as set forth in Schedule 5.2(a), enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by Community Bankshares or any of its Subsidiaries (including, without limitation, any software associated with any such computer or system); make, originate or otherwise acquire any Loans, or any Loan commitments, or any line of credit, in an individual amount in excess of $1 million (provided, however, that Community Bankshares and its Subsidiaries (i) may extend additional amounts to its existing borrowers who have loan balances in excess of $1.0 million as of the date hereof in additional amounts not to exceed an aggregate of 10% of said borrower's balances on the date hereof and (ii) may make or acquire new Loans in excess of $1.0 million and up to $5 million with the approval of two lending officers designated by BBC who shall use their best efforts to provide within one business day of a request by the Chief Lending Officer of Community Savings a decision with respect to such Loans); or acquire any interest or participation in Loans originated by other financial institutions or brokers, including, but not limited to, syndicated Loans; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

     (b) enter into any Commitment or make any capital expenditure in excess of $50,000, provided, however, that additional capital expenditures may be made to the extent and in the amounts indicated on Schedule 5.2(b) relating to (i) the Fiserv conversion to the VISION system, (ii) the construction of the Abacoa branch and (iii) the purchase of the Bluffs office; or

     (c) issue (other than upon the exercise of previously outstanding Options granted prior to the date hereof), sell, redeem or acquire for value, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of Community Bankshares or any of its Subsidiaries, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders except for (i) Community Bankshares' regular quarterly cash dividend of $.11 per share declared and payable in a manner substantially consistent with past practices but only to the extent that Community Bankshares has consolidated net income during the prior quarterly period excluding Transaction Costs (as hereinafter defined) and (ii) dividends by Community Savings to Community Bankshares in amounts sufficient to enable Community Bankshares to pay its ordinary operating expenses as they become due and its accrued liabilities, including, but not limited to, accounting, legal, printing, investment banking, and regulatory application fees, expenses and costs relating to the transactions contemplated by this Agreement; or

     (d) (i) amend its certificate of incorporation or by-laws or any other constitutive, organic or governing document or (ii) split, combine or reclassify any shares of its capital stock; or

     (e) except as disclosed in Schedule 5.2(e), grant any increase in compensation or benefits to its employees or to its officers other than increases granted in the ordinary course of business consistent with past practice and in no event in excess of an individual increase of 5% annually; pay any bonus other than bonuses paid in the ordinary course of business consistent with past practice; enter into any severance agreements or arrangements with its officers; grant any material increase in fees or other increases in compensation or other benefits to any of its directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law); or

     (f) amend any existing employment contract or enter into any new employment contract that Community Bankshares does not have the unconditional right to terminate without penalty (other than liability for services already rendered), at any time on or after the Effective Time; or

     (g) adopt any new Plan or make any material change in or to any existing Plan other than any such change that is required by Law; or

     (h) enter into any transactions other than in the ordinary course of business or mortgage, pledge or subject to any Lien any of its Properties or assets not already subject to a mortgage, pledge or other Lien as of the date hereof and shall not increase or modify the terms of any such mortgages, pledges or Liens; or

     (i) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, or file any federal or state Return before furnishing a copy to BBC and affording BBC an opportunity to comment thereon except to the extent that furnishing a copy to BBC or awaiting comments would result in such appeal or Return not being timely filed; or

     (j) enter into any Related Party  transaction of the type  contemplated  by
Section 4.24 hereof, except for transactions relating to deposit relationships or Loans made in the ordinary course by Community Savings consistent with its policies and procedures and Regulation O; or

     (k) subject to any legally binding commitment or loan agreement as of the date hereof, make or commit to make any Loans outside of Community Bankshares' geographic lending area or which are not in compliance with Community Savings' loan underwriting policies and procedures; advance or commit to advance any new funds to customers who presently have a Loan internally or externally classified; make or commit to make any new Loan to a borrower which is a corporation, partnership or other non-natural person, which is not personally guaranteed by the principals of the borrower; or convert any Loan to develop or construct residential housing to a permanent Loan unless contractually obligated to do so; or

     (l) open, or file an application with any federal or other regulatory agency with respect to the opening of any additional office, branch or banking facility, or the acquisition or establishment of any additional banking or nonbanking facility or close any of its existing offices or branches; or

     (m) purchase any investment securities other than federal funds, government securities with maturities of less than one year or Federal Home Loan Bank overnight accounts or make any material change to its current pricing strategy relating to its deposit accounts; or

     (n) take any action which: (i) could reasonably be expected to adversely affect the ability to obtain the necessary approvals of Applicable Governmental Authorities required for the transactions contemplated hereby or (ii) could reasonably be expected to adversely affect the ability to perform the covenants and agreements under the Agreement; or

     (o) make any change in the credit policies or procedures of Community Savings, the effect of which is to make any such policy or procedure less restrictive or enter into any new lending or leasing programs; or

     (p) make any change in its accounting methods or practices other than those required by GAAP, directed by Applicable Governmental Authorities or pursuant to the terms of this Agreement; or

     (q) take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any respect at and as of the Effective Time; or

     (r) enter into any contract, agreement, commitment or arrangement, whether written or otherwise, with respect to any of the foregoing.

     5.3 NOTICE. Community Bankshares will promptly notify BBC (i) of any event of which it obtains knowledge which materially adversely affects the financial condition, operations, business, assets or prospects of Community Bankshares or any of its Subsidiaries, (ii) of any event or circumstance that would cause or constitute a breach of any of the representations, warranties, or covenants of Community Bankshares contained herein. Community Bankshares will promptly notify BBC in the event it determines that it is unable to fulfill any of the conditions to the performance of BBC hereunder. Community Bankshares will consult with BBC regarding any suggestions made by any regulatory authority.

     5.4 LIABILITIES. Community Bankshares shall, and shall cause each of its Subsidiaries to, pay or discharge their respective current liabilities in the ordinary course of business when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

     5.5 GOODWILL. Community Bankshares shall not nor shall it permit any of its Subsidiaries to enter into any transaction which will create goodwill on its books and records under GAAP.

     5.6 OPERATING EXPENSES. Except as required by law or regulation as may be necessary to preserve and protect the assets of Community Bankshares and its Subsidiaries, Community Bankshares shall not, and shall cause each of its Subsidiaries not to, increase the level of its operating expenses in excess of 5% on an annualized basis based on the results of operations for the twelve months ended June 30, 2001, excluding therefrom any (i) expenses incurred in connection with this Agreement and the transactions contemplated hereby including, but not limited to, investment banking fees and expenses, legal fees and expenses, application fees, accounting fees and printing expenses and (ii) expenses incurred at the direction of BBC pursuant to the terms of this Agreement.

     5.7 TRANSACTION COSTS. The expenses incurred by Community Bankshares and its Subsidiaries in connection with the transactions contemplated by this Agreement, including but not limited to, investment banking fees and expenses, legal fees and expenses, application fees, accounting fees and printing expenses (the "Transaction Costs"), shall in no event exceed $2.75 million. Notwithstanding the foregoing, such limitation on Transaction Costs shall not include any fees and expenses incurred in connection with (i) any challenges or protests by any third parties to any applications or submissions filed in connection with the transactions contemplated hereby, (ii) any Competing Transaction, (iii) any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby, or (iv) any proxy contest in connection with the submission of this Agreement to the shareholders of Community Bankshares, but the foregoing shall not constitute a waiver by BBC or preclude a determination that there has been a Material Adverse Effect.

                                   ARTICLE VI
                  ADDITIONAL COVENANTS OF COMMUNITY BANKSHARES

     Community Bankshares hereby covenants and agrees with BBC that Community Bankshares will act and will cause its Subsidiaries to act as follows:

     6.1 ACCESS TO INFORMATION. From the date hereof through the Effective Time, Community Bankshares shall permit BBC and its authorized representatives reasonable access during regular business hours to the properties of Community Bankshares and its Subsidiaries. Community Bankshares shall and shall cause its Subsidiaries to make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with BBC and its authorized representatives at reasonable times and upon reasonable request, and Community Bankshares shall disclose and make available to BBC and shall cause its agents and authorized representatives to disclose and make available to BBC, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Community Bankshares and its Subsidiaries. BBC may make or cause to be made such investigation of the records, business and properties of Community Bankshares and its Subsidiaries as BBC deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of Community Bankshares and its Subsidiaries.

     6.2 CONFIDENTIAL TREATMENT OF INFORMATION. The parties hereto and their representatives shall hold in confidence all data and information obtained with respect to the other parties or their business, and shall not use such data or information or disclose the same to others, except such data or information as is already known to such party or is published or is a matter of public record, or as otherwise required by Law or as may be disclosed with the written consent of the other party. In the event this Agreement is terminated, each party shall upon request promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained, reflecting or derived from information provided by them in connection with this Agreement. Furthermore, the parties hereto shall not use such information and data for any competitive or commercial purposes.

     6.3 MANAGEMENT REPORTS AND RISK MANAGEMENT.

     (a) Community Bankshares will promptly provide to BBC copies of (i) the reports of management of Community Bankshares and its Subsidiaries relating to operations, deposit activity, lending activity, delinquency schedules and additions to loan loss reserves and such other reports as BBC may reasonably request, (ii) minutes of all meetings of the Board of Directors of Community Bankshares and its Subsidiaries and each committee thereof during the prior month other than any portion of such minutes that relate to any Competing Transaction (as hereinafter defined) or the fiduciary duties of such directors with respect to the transactions contemplated hereby, (iii) the payroll report for the prior month, and (iv) monthly Community Financial Statements and reports prepared by or for Community Bankshares for the preceding calendar month, including a statement of financial condition and an income statement for Community Bankshares and its Subsidiaries. Throughout the period prior to the Effective Time, Community Bankshares shall make one of more of its designated representatives available to confer on a regular and frequent basis with representatives of BBC and to report on the general status of the ongoing operations of Community Bankshares and its Subsidiaries. BBC shall be advised of and shall be permitted to attend as an observer all management and major loan meetings and shall be provided with any reports circulated to participants simultaneously with such circulation. Further, with respect to joint venture activities and the Loans identified on Schedule 6.3(a), meetings of representatives of the parties shall be held on a monthly basis to review the status of the development or Loans, as applicable, and to review and agree upon plans and advances for the following month.

     (b) Community Bankshares agrees that, from the date hereof through the Effective Time, it shall regularly inform and consult with BBC concerning Community Savings' asset/liability and interest rate risk management.

     6.4 FISERV AND OTHER VENDOR AGREEMENTS. Community Bankshares shall migrate to the VISION system as required by that certain Addendum by and between Community Savings and Fiserv so as to avoid any penalty or liquidated damages upon cancellation or termination of the Fiserv or VISION system services. BBC and Community Bankshares shall coordinate the providing of notice of cancellation or termination of any vendor agreements involving Community Bankshares or its Subsidiaries if the parties jointly agree that such termination or cancellation is desirable.

     6.5 LOAN LOSS ALLOWANCE. Community Bankshares shall, upon the request of BBC made at any time prior to Closing, adjust Community Bankshares' accruals and allowance for loan losses in an amount determined by BBC in accordance with BBC's practices, such adjustment to be effective on the day immediately preceding the Effective Time, provided, however, that Community Bankshares shall not be required to take such action unless BBC certifies in writing that all conditions to Closing set forth in Article IX hereof have been satisfied or waived; that no such action will be required to be taken more than five business days before Closing or if such action would be inconsistent with GAAP or regulatory accounting principles; and no accrual or reserve made by Community Bankshares or any of its Subsidiaries pursuant to this subsection, or any litigation or regulatory proceedings arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute an event which permits or requires termination of this Agreement pursuant to Article X hereof.

     6.6 ACQUISITION PROPOSALS.

     (a) Except for the transactions contemplated by this Agreement, Community Bankshares shall not, directly or indirectly, and shall cause its and its Subsidiaries' officers, directors, employees, subsidiaries, agents or advisors or other representatives not to, directly or indirectly: (i) solicit, encourage, initiate, participate or knowingly facilitate (including by way of furnishing information) in any negotiations, discussions or inquiries with respect to any Competing Transaction (as defined below), or continue any such negotiations or discussions which may have been initiated prior to the date hereof with any party other than BBC or (ii) in connection with, or in contemplation of, any Competing Transaction or any potential Competing Transaction, except as required by Law, disclose any information to any person concerning the business and properties of Community Bankshares, afford to any person (other than BBC and its advisors and agents) access to the properties, books or records of Community Bankshares or any of its Subsidiaries or otherwise assist or encourage any person in connection with any of the foregoing; provided, however, that nothing in this Section 6.6 shall prohibit the Board of Directors of Community
Bankshares from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Competing Transaction received after the date of this Agreement by such person if Community Bankshares' Board of Directors determines in good faith: (i) after consulting with its independent financial advisors, that such person is reasonably likely to be capable of completing such Competing Transaction, taking into account the legal, financial, regulatory and other aspects of such Competing Transaction, and the person making such Competing Transaction, and that such Competing Transaction could reasonably be expected to result in a Superior Proposal (as defined below) and (ii) if, and only to the extent that:
(a) the Board of Directors of Community Bankshares, after consultation with outside legal counsel, believes that such action is required for such Board of Directors to comply with its duties to its shareholders imposed by Delaware Law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Community Bankshares obtains from such person an executed confidentiality and standstill agreement on terms no less favorable to Community Bankshares, as the case may be, than those contained in that certain Confidentiality Agreement between Community Bankshares and BBC dated July 11, 2001, unless the Board of Directors of Community Bankshares, after consultation with outside legal counsel, believes that such requirement would violate its duties to its shareholders imposed by Delaware Law. Community Bankshares shall notify BBC promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made and provide BBC in reasonable detail the material terms of any proposal and shall keep BBC promptly advised of the status of any such proposal. Each party hereto agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

     (b) A "Competing Transaction" means any of the following involving Community Bankshares, as the case may be (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Community Bankshares or Community Savings, (ii) any sale, lease, exchange, transfer or other disposition of 50 percent or more of the assets of Community Bankshares or Community Savings, (iii) a Tender Offer or Exchange Offer (as such terms are defined in Section 12.1(d) hereof) for 20 percent or more of the outstanding voting securities of Community Bankshares, or (iv) any solicitation (made in accordance with Rule 14a-3 under the Exchange Act) in opposition to the approval of the Merger by the shareholders of Community Bankshares.

     (c) A "Superior Proposal" shall mean any bona fide Competing Transaction which is on terms that the Board of Directors of Community Bankshares concludes in its good faith judgment (based upon the written advice of its independent financial advisors), provides for consideration which would exceed the value of the consideration provided for in the Merger, after taking into account all relevant factors, including without limitation, any financing conditions, timing of the closing thereof and the risk of nonconsummation.

     6.7 APPROVAL BY COMMUNITY BANKSHARES' SHAREHOLDERS; PROXY STATEMENT.

     (a) Community Bankshares shall call the Special Meeting to be held as promptly as reasonably practicable after the date of this Agreement for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated by this Agreement. Community Bankshares, through its Board of Directors, shall recommend that Community Bankshares' shareholders approve the Merger, this Agreement and the other transactions contemplated by this Agreement, shall include such recommendation in the Proxy Statement, shall at BBC's request publicly reaffirm the approval by such Board of Directors and shall not amend, modify, revoke or withdraw such recommendation; provided, that such Board of Directors shall not be obligated to make such recommendation if Community Bankshares shall have received an unsolicited Superior Proposal and such Board of Directors determines, in good faith after consultation with its financial advisors and legal counsel, that the making of such recommendation would violate the Board of Directors' duties to its shareholders under Delaware Law; provided, further, that in no event may the Board of Directors take such action earlier than the conclusion of the second business day following BBC's receipt of written notice of the intention of the Board of Directors to do so. Community Bankshares shall use its best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement, and shall take all other action necessary or advisable to obtain the vote or consent of shareholders required by the DGCL to obtain such approval, except to the extent that the Board of Directors of Community Bankshares has received an unsolicited Superior Proposal and determines in good faith after consultation with outside legal counsel that the withdrawal, modification or change of its recommendation is necessary in order to avoid violating its fiduciary duties to Community Bankshares' shareholders under Delaware Law. Community Bankshares may, and, if requested by BBC, shall, retain a proxy solicitor reasonably acceptable to BBC in connection with the Special Meeting.

     (b) Community Bankshares shall prepare the Proxy Statement and any amendments or supplements thereto and Community Bankshares shall file the Proxy Statement and any such amendments or supplements with the SEC; provided, however, that Community Bankshares shall not file the Proxy Statement or any such amendment or supplement with the SEC without the prior consent of BBC, which consent shall not be unreasonably withheld. Community Bankshares will advise BBC, prior to distributing the Proxy Statement to its shareholders, of the time when Community Bankshares intends to distribute the Proxy Statement, and Community Bankshares shall not distribute the Proxy Statement without the prior consent of BBC, which consent shall not be unreasonably withheld. Community Bankshares shall promptly notify BBC of the issuance of any Order suspending the use of the Proxy Statement, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement for additional information.

     6.8 CONSENTS AND APPROVALS BY THIRD PARTIES. Community Bankshares shall use its best efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VII
              ADDITIONAL COVENANTS OF BBC AND COMMUNITY BANKSHARES

     7.1 REGULATORY APPROVALS. As promptly as practicable following the execution of this Agreement, BBC shall prepare and BBC and Community Bankshares will submit any necessary applications to any Applicable Governmental Authorities for approval of the transactions contemplated hereby, including, but not limited to, the OTS; provided, however, BBC shall not file such applications without the prior consent of Community Bankshares, which consent will not be unreasonably withheld. Community Bankshares shall cooperate with and shall assist BBC in the preparation and filing of all such applications. Community Bankshares shall and shall cause each of its Subsidiaries to promptly furnish BBC with any information relating to Community Bankshares or such Subsidiary, as applicable, which is required under any applicable law or regulation for inclusion in any filing that BBC is required to make with any Applicable Governmental Authority in order to consummate the transactions contemplated by this Agreement. Community Bankshares represents, warrants and covenants to BBC that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

     7.2 SEC FILINGS AND OFFERING MATERIALS. If reasonably requested by BBC, Community Bankshares shall promptly provide BBC with any information concerning Community Bankshares and its Subsidiaries in connection with any filing which it may make with the SEC or with any other document which it may prepare in connection with an offering of its securities and shall timely cooperate and assist BBC in connection therewith including in connection with obtaining its accountants' consent if required in connection with such filings. Community Bankshares represents, warrants and covenants to BBC that all information furnished shall be true and correct in all material respects without omission of any material fact required to make the information stated therein not misleading. If any event relating to Community Bankshares or any of its Subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, any such SEC filing or offering document, Community Bankshares shall promptly inform BBC and shall furnish all necessary information to BBC relating to such event.

     7.3 PUBLICITY AND REPORTS. BBC and Community Bankshares shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall provide the other with draft copies of any proposed press releases and a reasonable opportunity to comment thereon, and shall not issue any such press release or make any such public statement before such consultation and opportunity to comment, except as may be required by applicable Law or the rules of the New York Stock Exchange or the Nasdaq Stock Market.

     7.4 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

     (a) Full-time employees of Community Bankshares and its Subsidiaries who are employed by BBC or its Subsidiaries after the Effective Time will be eligible to participate in benefit plans of BBC and its Subsidiaries that are generally available to their full-time employees on a uniform and non-discriminatory basis in accordance with and subject to the terms and provisions of such benefit plans, with credit for years of service with Community Bankshares and its Subsidiaries for the purpose of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for the purpose of accrual or restoration of benefits under any existing or future benefit plan of BBC or any of its Subsidiaries where benefits are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan). Contributions to (and accrual of benefits, to the extent applicable, if any, under) benefit plans of BBC and its Subsidiaries on behalf of continuing full-time employees of Community Bankshares and its Subsidiaries shall only relate to qualifying compensation earned by such employees after the Effective Time subject to the terms and provisions of such benefit plans. Notwithstanding anything contained above, continuing full-time employees of Community Bankshares and its Subsidiaries who meet any applicable age or year of service requirements shall be eligible to participate in any qualified plan of BBC or any of its Subsidiaries as of the Effective Time. BBC shall amend its qualified plans to the extent necessary to accomplish the foregoing, provided that such amendments are consistent with the Code and any other applicable Law. BBC shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the corresponding Community Savings group health plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

     (b) GENERAL SEVERANCE. If the employment of any full-time employee of Community Bankshares or any of its Subsidiaries is involuntarily terminated other than for Cause (as hereinafter defined) within six months following the Effective Time, BBC or its applicable Subsidiary shall provide severance benefits to such employee in a lump sum cash amount equal to the sum of (i) such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of whole years of such employee's full-time employment at Community Bankshares and its Subsidiaries (subject to a minimum severance of two weeks for those employees who have at least one year of service as of the Effective Time and a maximum severance of 26 weeks), and (ii) the employee's accrued but unused vacation and personal emergency days, plus the continuation of any insurance benefits that the terminated employee was receiving through the end of the calendar month in which the employee receives his or her lump sum severance payment, provided, however, such period of continued coverage shall be no less than fifteen days. Notwithstanding the foregoing, however, in no event shall BBC or any of its Subsidiaries have any obligation to provide severance benefits pursuant to this
Section 7.4(b) to any full-time employee (i) whose termination of employment occurs due to resignation or discharge for Cause or (ii) who is entitled to severance benefits or the equivalent thereof under the terms of any employment or change in control severance agreement with Community Bankshares or its Subsidiaries. "Cause" shall mean termination because of the employee's (a) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or moral turpitude, (b) willful misconduct or gross negligence, (c) breach of fiduciary duty, (d) failure to perform stated duties if such failure is not cured following written notice to the employee, or (e) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

     (c) EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS. BBC shall honor all existing employment and change in control severance agreements (the "Severance Agreements") of Community Bankshares and its Subsidiaries that are in effect as of the date of this Agreement, each of which is disclosed on Schedule 7.4(c), which schedule describes in reasonable detail the amount of payments and benefits which could become due and payable to each such person under the agreements as a result of a termination of employment and/or a change in control of Community Bankshares. The cash severance and other fringe benefits provided for by such employment and change in control severance agreements shall be paid or provided to the respective officers over the time period following the Effective Time specified in the agreements (or in a lump sum at the officer's election) regardless of whether or not the officer is subsequently hired by BBC or any of its Subsidiaries, with the insurance coverages to be provided to the respective individual pursuant to their agreements. Community Bankshares represents and warrants that the amounts reflected in Schedule 7.4(c) (A) have been calculated in a manner consistent with, and according to, the provisions of the Agreements (copies of which have been furnished by Community Bankshares to
BBC), and (B) represent good faith estimates of the amounts payable as of the future date specified therein based upon assumptions regarding interest rates, compensation or the assumed date of Closing, which are disclosed in Schedule 7.4(c), and (ii) the amounts payable under such Severance Agreements are good faith estimates subject to change due to changes in interest rates, compensation or the assumed date of Closing. Provided that the methodologies used are in accordance with the requirements of the Severance Agreements, BBC acknowledges that substantially the same methodologies will be used to calculate the amounts payable under the Severance Agreements at Closing. Notwithstanding the foregoing, the present value of the cash severance, fringe benefits and other parachute amounts (including any parachute amounts associated with the accelerated vesting of stock options and restricted stock awards) shall not exceed the respective officer's limit under Section 280G of the Code. The employees of Community Bankshares and its subsidiaries who have Severance Agreements shall also be entitled to receive their accrued but unused vacation and personal emergency days as of the Effective Time.

     (d) ESOP. Community Bankshares shall take all necessary action to cause the Community Bankshares ESOP to be terminated as of the Effective Time. Community Bankshares will adopt amendments to the ESOP, to the extent necessary, that provide (i) the Merger Consideration received by the Community Bankshares ESOP trustee in connection with the Merger with respect to the unallocated shares of Community Bankshares Common Stock shall be first applied by the Community Bankshares ESOP trustee to the full repayment of the Community Bankshares ESOP loan, (ii) the balance of the Merger Consideration (if any) received by the Community Bankshares ESOP trustee with respect to the unallocated shares of Community Bankshares Common Stock shall be allocated as earnings to the accounts of all participants in the Community Bankshares ESOP who have accounts remaining under the Community Bankshares ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as of the first day of the Community Bankshares ESOP plan year in which the Effective Time occurs, (iii) the accounts of all participants and beneficiaries in the Community Bankshares ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time, and (iv) as may be requested by the IRS in connection with the request for a determination letter as described below. BBC agrees that for a period of two years following the Effective Time, BBC will provide to members of the administrative committee on the date hereof quarterly reports regarding the status and the administration of the ESOP.

     The Merger Consideration received by the Community Bankshares ESOP Trustee shall be applied as provided for in the ESOP and as may be required by law. As soon as practicable after the date hereof, Community Bankshares shall file or cause to be filed all necessary documents with the IRS, including the amendments described above, for a determination letter for termination of the Community Bankshares ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Community Bankshares ESOP shall be distributed to participants and beneficiaries in accordance with applicable law and the ESOP. Prior to the Effective Time, no prepayments shall be made on the Community Bankshares ESOP loan and contributions to the Community Bankshares ESOP and payments on the Community Bankshares ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates. The termination of the ESOP shall not subject Community Bankshares or BBC to any obligation or liability.

     (e) 401 (k) PLAN. Community Bankshares and its Subsidiaries shall take all necessary action to cause the Community Bankshares 401(k) Plan to be terminated as of the Effective Time. As soon as practicable after the date hereof, Community Bankshares shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Community Bankshares 401(k) Plan as of the Effective Time. As soon as practicable after receipt of the favorable determination letter for termination from the IRS, the account balances in the 401(k) Plan shall be distributed to participants and beneficiaries in accordance with applicable law and the 401(k) Plan documents. From the date hereof through the Closing Date, Community Bankshares and its Subsidiaries shall be permitted to make employer profit sharing contributions and 401(k) matching contributions to the Community Bankshares 401(k) Plan on a periodic monthly basis, consistent with past practices. The termination of the 401(k) shall not subject Community Bankshares or BBC to any obligation or liability. BBC agrees that for a period of two years following the Effective Time, BBC will provide to members of the administrative committee on the date hereof quarterly reports regarding the status and the administration of the 401(k) Plan.

     (f) SERP. BBC and its Subsidiaries agree to honor Community Bankshares' Amended and Restated Supplemental Retirement Income Plan (the "SERP") and to timely make the payments to each of the SERP participants set forth on Community Bankshares Disclosure Schedule 7.4(f). Schedule 7.4(f) details all amounts payable pursuant to the SERP. BBC and its Subsidiaries and their respective successors and assigns agree not to make any changes to the SERP that would adversely affect the SERP participants in any manner, provided that no additional benefits will accrue under the SERP after the Effective Time and provided that nothing herein shall limit BBC's right to terminate the SERP after payment to the participants pursuant to its terms. Except as indicated on
Schedule 7.4(f), amounts payable under the SERP are accrued on the Community Financial Statements to the extent required by GAAP.

     (g) CONSULTING AGREEMENT. Effective as of the Effective Time, BBC agrees that either it and/or BankAtlantic Bank will enter into a one-year consulting agreement with James B. Pittard, Jr. providing for (i) an annual consulting fee of $300,000 payable in equal monthly installments, (ii) medical and dental benefits for Mr. Pittard and his eligible dependents for the term of the agreement to the same extent and at the same cost provided to BBC executive officers, and (iii) the use of an office and of the automobile owned by Community Savings, with the form of the consulting agreement to be substantially in the form attached as Schedule 7.4(g).

     (h) RETENTION BONUSES. Following execution of this Agreement in order to insure an orderly Closing and transition period, Community Bankshares and BBC shall identify individual employees of Community Bankshares and its Subsidiaries who will be entitled to receive a "retention" bonus in the event that such employee remains an employee and satisfactorily fulfills the duties and responsibilities of his or her position through a designated date subsequent to the Effective Time.

     (j) ENFORCEABILITY. The obligations of BBC under this Section 7.4 are intended to be enforceable against BBC directly by the persons identified in such paragraphs and shall be binding on any successors and permitted assigns of BBC.

     7.5 INDEMNIFICATION.

     (a) After the Effective Time, BankAtlantic shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Community Bankshares or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Community Bankshares or any of its Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state law or the OTS regulations, whichever is applicable, in effect as of the date hereof or as amended applicable to a time before the Effective Time and under the Certificate of Incorporation, Charter or by-laws or Board of Directors' resolutions of Community Bankshares or any of its Subsidiaries, whichever is applicable, as in effect on the date hereof. BBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable Law in effect on the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 7.5(a), upon learning of any Claim, shall notify BBC (but the failure so to notify BBC shall not relieve it from any liability which it may have under this
Section 7.5(a) except to the extent such failure materially prejudices BBC) and shall deliver to BBC any undertaking required by applicable Law. BBC shall ensure, to the extent permitted under applicable Law, whichever is applicable, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation, Charter or by-laws of Community Bankshares or any of its Subsidiaries(as the case may be), as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof or as such law or regulation may be amended applicable to a time before the Effective Time, with respect to Indemnified Liabilities shall survive the consummation of the Transactions.

     (b) For a period of six years from and after the Effective Time, BBC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Community Bankshares and its Subsidiaries (provided that BBC may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through BBC's insurer it may be on terms and conditions (other than coverage and amounts) consistent with BBC's current coverage), or in lieu thereof obtain single limit tail coverage for such period (which shall be purchased by Community Bankshares immediately prior to Closing upon the request of BBC), with respect to claims arising from facts or events which occurred before the Effective Time.

     (c) The  obligations of BBC provided  under  paragraphs (a) and (b) of this
Section 7.5 are intended to be enforceable against BBC directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of BBC.

     7.6 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BBC or Community Bankshares will take all such necessary action. The parties agree and acknowledge that it may be necessary to restructure the transactions contemplated herein to address regulatory concerns or the concerns of tax counsel. The parties agree to use their best efforts to address any such concerns and to restructure the transactions as reasonably necessary to address such concerns provided, however that (i) the Merger Consideration is not thereby changed in kind or reduced in amount as a result of such restructuring and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Applicable Governmental Authorities.

     7.7 TAX TREATMENT. The parties hereto acknowledge and agree to treat the Merger for federal and state income Tax purposes as a taxable acquisition of the Community Bankshares Common Stock by BBC. None of the parties hereto shall take any position on any Return or otherwise inconsistent therewith.


                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF BBC

     The obligations of BBC to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any one or more of which may be waived by BBC, but only in writing):

     8.1  STATUS  AS OF  EFFECTIVE  TIME.  At  and  as of  the  Effective  Time:

     (a) the representations and warranties of Community Bankshares contained in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality which shall have been true and correct in all respects) on the date of this Agreement and shall continue to be true and correct in all material respects (except for representations and warranties qualified by materiality which shall continue to be true and correct in all respects) as though made at and as of the Effective Time except for (i)representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct and complete at such other time or times and (ii) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or could not reasonably be expected to result in a Material Adverse Effect on Community Bankshares;

     (b) Community Bankshares shall have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by it on or prior to the Effective Time;

     (c) there shall not have occurred any event or condition which has caused, or is reasonably likely to cause a Material Adverse Effect with respect to Community Bankshares or its Subsidiaries; and

     (d) there shall be delivered to BBC a certificate (dated the Effective Time and signed by the President of Community Bankshares) stating that the conditions set forth in clauses (a) through (c) above have been satisfied.

     8.2 REQUIRED ACTION. All action required to be taken by or on the part of Community Bankshares or any of its Subsidiaries to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Community Bankshares or such Subsidiary, as applicable, and BBC and BankAtlantic shall have received certified copies of the resolutions evidencing such authorizations.

     8.3 CONSENTS, WAIVERS. All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained prior to the Effective Time shall have been obtained at or prior to the Effective Time, and all filings, registrations, applications, designations and declarations required prior to the Effective Time shall have been made or effected at or prior to the Effective Time, and BBC shall have obtained the consents and approvals of the third parties set forth on Schedule 8.3 hereto, none of which shall contain or be subject to any conditions which BBC in its reasonable opinion deems unduly burdensome or which would materially reduce the value of the Merger to BBC.

     8.4 REGULATORY APPROVAL. All approvals, waivers and authorizations of, filings and registrations with, and notifications to, all Applicable Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect and all applicable waiting periods shall have expired. No such approvals or authorizations shall contain or be subject to any terms or conditions (other than those generally imposed in similar transactions) which BBC in its reasonable opinion deems unduly burdensome or which would materially reduce the value of the Merger to BBC; provided, however, that for the purposes hereof no term or condition contained in such approvals or authorizations with respect to (i) any required increases in capital levels, (ii) limitations on future growth or (iii) limitations of business activities shall be deemed to be unduly burdensome or to materially reduce the value of the Merger to BBC. Such approvals, and the transactions contemplated hereby, shall not have been contested by any federal or state governmental or regulatory authority.

     8.5 NO ACTION TO PREVENT CONSUMMATION. No decision of any federal, state or foreign court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the Merger shall have been rendered.

     8.6 NO ACTION TO PREVENT OR RESTRICT MERGER. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which BBC determines in good faith, based upon the advice of counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive it of any of the material benefits to it of the Merger.

     8.7 DISSENTERS' RIGHTS. Holders of not more than 15% of the outstanding shares of Community Bankshares Common Stock shall have exercised, or shall remain entitled to exercise, dissenters? appraisal rights in connection with the Merger under applicable Law.


                                   ARTICLE IX
           CONDITIONS PRECEDENT TO OBLIGATIONS OF COMMUNITY BANKSHARES

     The obligations of Community Bankshares to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any one or more of which may be waived by Community Bankshares, but only in writing):

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of BBC contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall have been true and correct in all respects) as of the date of this Agreement and shall continue to be true and correct in all material respects (except for representations and warranties qualified by materiality, which shall continue to be true and correct in all respects) as though such representations and warranties were made at and as of the Effective Time, except for such representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct and complete at such other time or times, and BBC shall have in all material respects performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by it on or prior to the Effective Time; and at the Effective Time there shall be delivered to Community Bankshares a certificate (dated the Effective Time and signed by the President of BBC), stating that the foregoing conditions have been satisfied.

     9.2 CONSENTS, WAIVERS. All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained by BBC prior to the Effective Time shall have been obtained at or prior to the Effective Time, and all filings, registrations, applications, designations and declarations required on the part of BBC prior to the Effective Time shall have been made or effected at or prior to the Effective Time.

     9.3 NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event or condition which has caused or is reasonably likely to cause a Material Adverse Effect with respect to BBC.

     9.4 REGULATORY APPROVAL. All approvals and authorizations of, filings and registrations with, and notifications to, all Applicable Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect and all applicable waiting periods shall have expired. No such approvals or authorizations shall contain or be subject to any terms or conditions (other than those generally imposed in similar transactions) which would materially adversely affect the terms of the Merger as they relate to the stockholders of Community Bankshares. Such approvals, and the transactions contemplated hereby, shall not have been contested by any federal or state governmental or regulatory authority.

     9.5 NO ACTION TO PREVENT CONSUMMATION. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Community Bankshares determines in good faith, based upon the advice of counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive it of any of the material benefits to it of the Merger.

     9.6 NO ACTION TO PREVENT OR RESTRICT MERGER. No Law or Order shall have been proposed, promulgated or enacted by any governmental or regulatory agency or court of competent jurisdiction which prevents or restricts or could prevent or restrict the Merger.

                                    ARTICLE X
                        TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, this Agreement may be terminated at any time on or prior to the Effective Time:

     (a) by mutual written consent of BBC and Community Bankshares; or

     (b) by BBC or Community Bankshares after June 30, 2002 or such later date as may be mutually agreed upon in writing by the parties, provided, however, that the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement; or

     (c) by BBC if Community Bankshares shall have materially breached its representations and warranties or defaulted in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such breach or default (i) shall reasonably be expected to result in a Material Adverse Effect and (ii) shall not have been cured within twenty days after written notice specifying the alleged breach or default; or

     (d) by Community Bankshares if BBC shall have materially breached its representations and warranties or defaulted in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such breach or default (i) shall reasonably be expected to result in a Material Adverse Effect and (ii) shall not have been cured within twenty days after written notice specifying the alleged breach or default; or

     (e) by either Community Bankshares or BBC in the event any approval of any Applicable Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

     (f) by either BBC or Community Bankshares if the shareholders of Community Bankshares shall have voted at the Special Meeting and such vote upon the Merger and this Agreement shall not have been sufficient to approve the foregoing; or

     (g) by BBC if: (i) the Board of Directors of Community Bankshares withdraws, modifies or changes its recommendation of this Agreement and the Merger so that it is not in favor of the Merger or shall have resolved to do so,
(ii) the Board of Directors of Community Bankshares shall have approved or recommended to the shareholders of Community Bankshares a Competing Transaction or taken a neutral position or no position with respect to any Competing Transaction or shall have resolved to do so, (iii) a Tender Offer or Exchange Offer (as hereinafter defined) for 20 percent or more of the outstanding shares of capital stock of Community Bankshares is commenced and the Board of Directors of Community Bankshares fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders), or (iv) the Board of Directors of Community Bankshares fails to reaffirm publicly and unconditionally its recommendation to its shareholders of the Merger, which reaffirmation must be made within three business days after BBC's written request to do so;

     (h) by  Community  Bankshares,  if the  Board  of  Directors  of  Community
Bankshares,  following  receipt  of the  advice of outside  legal  counsel  that failure to so terminate would be inconsistent with its duties to its shareholders under applicable Law, shall have finally determined to approve, endorse or recommend a Superior Proposal to Community Bankshares' shareholders after complying with Section 6.6; provided, however, that Community Bankshares may not terminate this Agreement pursuant to this Section 10.1(h) until two business days have elapsed following delivery to BBC of written notice of such determination of Community Bankshares (which written notice shall inform BBC of the material terms and conditions of the Competing Transaction); provided further, however, that such termination under this Section 10.1(h) shall not be effective until Community Bankshares has paid BBC the amounts required to be paid pursuant to Section 12.1 to the extent payment is due at the time of such termination.

     10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this Article X, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses 10.1(c) and 10.1(d) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement; provided, however, that nothing herein shall relieve any party from any liability for the willful or intentional breach of any of its representations or warranties or the willful or intentional breach of any of its covenants or agreements contained in this Agreement; and, provided, further, that Sections 6.2 and 12.1 hereof shall continue to be in full force and effect upon any termination of this Agreement.

     10.3 AMENDMENT AND WAIVER. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   ARTICLE XI
                                    SURVIVAL

     11.1 SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 PAYMENT OF EXPENSES.

     (a) Each  party  hereto  shall pay its own fees and  expenses  incident  to
preparing  for,   entering  into,  and  carrying  out  this  Agreement  and  the transactions contemplated hereby.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce BBC and Merger Sub to enter into this Agreement and as a means of compensating BBC and Merger Sub for the substantial direct and indirect monetary and other damages and costs incurred and to be incurred in connection with this Agreement in the event the transactions contemplated hereby do not occur as a result of circumstances described below, Community Bankshares agrees to pay BBC, and BBC shall be entitled to payment of, a fee (the "Fee") of $6.0 million (less any amounts paid pursuant to the provisions of Section 12.1(f) hereof) upon the occurrence of a Termination Event (as defined herein) so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of $6.0 million constitutes a reasonable estimate by the parties under the circumstances existing as of the date of this Agreement of such damages and costs. Such payment shall be made to BBC by wire transfer in immediately available funds to an account specified by BBC within five business days after the occurrence of a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 12 months after termination of this Agreement in accordance with its terms following the occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary Termination Event (other than a termination of this Agreement by BBC pursuant to Section 10.1(c) hereof), or
(iv) 12 months  after the  termination  of this  Agreement  by BBC  pursuant  to
Section 10.1(c) hereof as a result of a willful or intentional breach of any representation, warranty, covenant or agreement by Community Bankshares.

     (c) For purposes of this Agreement, a "Termination Event" shall mean any of the following events:

          (i) (A) Community Bankshares, without having received BBC's prior written consent, shall have entered into an agreement to engage in a Competing Transaction with any person (the term "person" for purposes of this Agreement shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general or limited partnership, joint venture, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity) other than BBC or any subsidiary of BBC, or the Board of Directors of Community Bankshares shall have approved or recommended that the shareholders of Community Bankshares approve or accept any Competing Transaction with any person other than BBC or any subsidiary of BBC or a Competing Transaction described in clauses (i), (ii) or (iii) of Section 6.6(b) shall have been consummated; or

          (ii) any person, other than BBC, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the aggregate voting power represented by the outstanding Community Bankshares Common Stock.

     (d) For purposes of this Agreement, a "Preliminary Termination Event" shall mean any of the following events:

          (i) any person (other than BBC) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended ("Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Community Bankshares Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of Community Bankshares Common Stock outstanding (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively, regardless of whether the provisions of Regulations 14D or 14E under the Exchange Act apply to such Tender Offer or Exchange Offer);

          (ii) (A) the holders of Community Bankshares Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or (C) the Board of Directors of Community Bankshares shall have withdrawn, modified or changed its recommendation of this Agreement and the Merger so that it is not in favor of the Merger, in each case after any person (other than BBC) shall have (x) publicly announced a proposal, or an intention to make a proposal, to Community Bankshares or its shareholders to engage in a Competing Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in a Competing Transaction; or

          (iii) Community Bankshares shall have willfully breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle BBC to terminate this Agreement under Section 10.1(c) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than BBC) shall have (x) made, or indicated an intention to make, a proposal to Community Bankshares or its shareholders to engage in a Competing Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in a Competing Transaction.

     (e) Community Bankshares shall promptly notify BBC in writing of the occurrence of any Preliminary Termination Event or Termination Event.

     (f) If BBC or Community  Bankshares  terminates this Agreement  pursuant to
Section 10.1(f) and at or before the time of the Special Meeting there had not been publicly announced a proposal to Community Bankshares or its shareholders to engage in a Competing Transaction, then Community Bankshares shall pay to BBC, prior to or concurrently with such termination, the documented out-of-pocket expenses incurred by BBC in connection with the transactions contemplated by this Agreement not to exceed $1,500,000 in the aggregate; provided, however, that Community Bankshares shall not be required to reimburse BBC for such expenses if at the time of such termination BBC had materially breached its representation, warranties or covenants hereunder.

     (g) In the event that this Agreement is terminated as a consequence of the fact that BBC failed for any reason to receive all approvals, waivers and authorizations of Applicable Governmental Authorities required for consummation of the transactions contemplated by this Agreement, then BBC shall pay to Community Bankshares, within five business days of such termination, the documented out-of-pocket expenses incurred by Community Bankshares in connection with the transactions contemplated by this Agreement not to exceed $1.5 million in the aggregate; provided, however, that BBC shall not be required to reimburse Community Bankshares for such expenses if at the time of such termination Community Bankshares had materially breached its representations, warranties or covenants or if the failure to obtain such approvals, waivers or authorizations resulted as a consequence of facts or circumstances relating to Community Bankshares or its Subsidiaries.

     (h) Any amounts required to be paid pursuant to this Section 12.1 shall be made to the party entitled to receive such amounts by wire transfer of immediately available funds to an account designated by such party.

     (i) In the event that a party shall fail to pay any amount required to be paid under this Section 12.1, such amount shall be increased to include the costs and expenses actually incurred or accrued by the party entitled to receive such amount (including, without, limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 12.1, together with interest on such unpaid amount, commencing on the date that such amount became due, at a rate equal to the rate of interest publicly announced from time to time by Chase Manhattan, as such bank's prime rate plus 2.00%.

     12.2 BINDING EFFECT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Community Bankshares, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. This Agreement shall, however, be assignable by BBC to an affiliate of BBC without the consent of Community Bankshares. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.

     12.3 LAW GOVERNING. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida without giving effect to its principles of conflicts of laws.

     12.4 COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

     12.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile, telecopier, cable, telegram or telex or
(ii) on the date received if sent by overnight delivery service or (iii) five days after having been mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If either to BBC or BankAtlantic, addressed to:

        BankAtlantic Bancorp, Inc. or BankAtlantic, A Federal Savings Bank 1750 East Sunrise Boulevard
        Fort Lauderdale, Florida 33304
        Attn: Alan B. Levan
        Facsimile:  (954) 763-4764

     With copies addressed to:

        Stearns Weaver Miller Weissler
         Alhadeff & Sitterson, P.A.
        150 West Flagler Street, Suite 2200
        Miami, Florida 33130
        Attn: Alison W. Miller, Esq.
        Facsimile: (305) 789-3395

     If to Community Bankshares, addressed to:

        Community Savings Bankshares, Inc.
        660 US Highway One
        North Palm Beach, Florida 33408
        Attn: James B. Pittard, Jr.
        Facsimile: (561) 881-4920

     With a copy addressed to:

        Elias, Matz, Tiernan & Herrick L.L.P.
        734 15th Street, N.W., 12th Floor
        Washington, D.C.  20005
        Attn:  Raymond A. Tiernan, Esq.
               Philip Ross Bevan, Esq.
        Facsimile: (202) 347-2172

     12.6 ENTIRE AGREEMENT. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     12.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.8 KNOWLEDGE OF THE PARTIES. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to Community Bankshares' knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of Community Bankshares and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 12.8.

     12.9 ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees and expenses through all appeals in addition to any other remedy.

     12.10 NO THIRD PARTY  BENEFICIARY.  Except as permitted in Sections 7.4 and
7.5 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.11 INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        BANKATLANTIC BANCORP, INC.



                                        By: /s/Alan B. Levan
                                            ---------------------
                                            Alan B. Levan
                                            Chairman of the Board



                                        CSB MERGER SUB, INC.



                                        By: /s/Alan B. Levan
                                            ---------------------
                                            Alan B. Levan
                                            Chairman of the Board




                                        COMMUNITY SAVINGS BANKSHARES, INC.



                                        By: /s/Frederick A. Teed
                                            ---------------------
                                            Frederick A. Teed
                                            Chairman of the Board

                                  SCHEDULE 5.1


Criteria for Construction Lending


Commitments on New Construction Loans:
--------------------------------------

Geographic Limitation                       Broward, Palm Beach, Martin,
                                            St. Lucie and Indian River Counties

Limitation on Loan to Value Ratio   80%*
                                            *20% equity at closing which can
                                            include the value of the land in
                                            the project as determined by the
                                            appraisal.

Personal Guarantees Required where the borrower is a corporation, partnership or other non-natural person.

Pre-funding inspections                     Required prior to funding on all
                                            loans in excess of  $200,000.

Classified Relationships                    No approvals permitted.


Disbursements on and Renewals of Existing Construction Loans
------------------------------------------------------------

Geographic Limitation                       Limited to locations in original
                                            loan approval

Limitation on Loan to Value Ratio           Lesser of 100% or original approval
                                            ratio

Personal Guarantees                         Required on all renewals

Pre-funding Inspections                     Required prior to fundings or draws
                                            on all loans in excess of $200,000

Classified Relationships                    No advances permitted**

                                             ** Provided however in the
                                                case of the Channing Loans,
                                                BBC representatives and
                                                Community Savings
                                                representatives shall meet
                                                monthly at which time
                                                Community Savings will
                                                provide information
                                                regarding the status of the
                                                Loans and requested
                                                advances for the following
                                                month and BBC will be given
                                                an opportunity to comment
                                                thereon.